AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 15, 1998
                                                     REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933


                                 TELESCAN, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                              7373                           72-1121748
(State or other jurisdiction         (Primary Standard Industrial            (I.R.S. Employer
     of incorporation or             Classification Code Number)            Identification No.)
        organization)

                        5959 CORPORATE DRIVE, SUITE 2000
                              HOUSTON, TEXAS 77036
                                 (281) 588-9700
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and place of business)

                                  RONALD WARREN
                             CHIEF FINANCIAL OFFICER
                        5959 CORPORATE DRIVE, SUITE 2000
                              HOUSTON, TEXAS 77036
                                 (281) 588-9700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:
                                 DAVID F. TAYLOR
                  LIDDELL, SAPP, ZIVLEY, HILL & LABOON, L.L.P.
                                3400 CHASE TOWER
                              HOUSTON, TEXAS 77002
                                 (713) 226-1200


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         Calculation of Registration Fee

------------------------ -------------- ------------------- ---------------- --------------
                                                               Proposed
Title of each class of                   Proposed maximum       maximum        Amount of
   securities to be      Amount to be     offering price       aggregate     registration
      registered          registered       per unit (1)     offering price        fee
------------------------ -------------- ------------------- ---------------- --------------
 Convertible Preferred
         Stock              120,000           $25.00          $3,000,000         $885
------------------------ -------------- ------------------- ---------------- --------------
     Common Stock             (2)
------------------------ -------------- ------------------- ---------------- --------------

(1) Calculated pursuant to Rule 457(i), based on the per share price of the Convertible Preferred Stock.
(2) Such number of shares of Common Stock as may be issuable upon conversion of the Convertible Preferred Stock registered hereby.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

                    SUBJECT TO COMPLETION DATED JUNE 15, 1998

PROSPECTUS
                                 TELESCAN, INC.
                  120,000 SHARES OF CONVERTIBLE PREFERRED STOCK
                      AND UNDERLYING SHARES OF COMMON STOCK

This Prospectus relates to the resale by the holders thereof (the "Selling Stockholders") of (i) 120,000 shares of the Series A Convertible Preferred Stock (the "Convertible Preferred Stock") of Telescan, Inc. (the "Company" or "Telescan") having a liquidation preference equal to $25 per share (the "Liquidation Preference") and (ii) the underlying shares of common stock, par value $.01 per share (the "Common Stock"), of the Company that may be acquired upon conversion of the Convertible Preferred Stock. At the option of the holders thereof, the Convertible Preferred Stock is convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Preference on the date notice of conversion is given by the Conversion Price (as hereinafter defined). On the third anniversary of the Closing Date (as hereinafter defined), all then outstanding shares of Convertible Preferred Stock shall automatically be converted into Common Stock at the Conversion Price. The Company will not receive any proceeds from the sale of Convertible Preferred Stock and Common Stock by the Selling Stockholders. See "Description of Securities - Convertible Preferred Stock".

The Company's Common Stock is quoted on the Nasdaq Small-Cap Market under the symbol "TSCN". On June 11, 1998 the last closing bid price of the Common Stock as reported by the Nasdaq Small-Cap Market was $7.688 per share. See "Market Prices and Dividend Policy".

PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 6.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES SHOULD CONFIRM THE REGISTRATION THEREOF UNDER THE SECURITIES LAWS OF THE STATE IN WHICH SUCH TRANSACTIONS OCCUR, OR THE EXISTENCE OF ANY EXEMPTION FROM REGISTRATION.

                    THE DATE OF THIS PROSPECTUS IS _________________, 1998.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARIES SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY STATE WHERE SUCH OFFER WOULD BE UNLAWFUL.

                                TABLE OF CONTENTS

Available Information..................................................3

Prospectus Summary.....................................................4

Risk Factors...........................................................6

Ratio of Earnings to Fixed Charges and Preferred Dividends............13

Market Prices and Dividend Policy.....................................14

Use of Proceeds.......................................................14

Capitalization........................................................15

Selected Consolidated Financial Data..................................16

Management's Discussion and Analysis of Financial Condition and
 Results of Operations................................................18

Business..............................................................22

Management............................................................34

Certain Relationships and Related Transactions........................41

Security Ownership of Certain Beneficial Owners and Management........43

Selling Stockholders..................................................45

Plan of Distribution..................................................46

Description of Securities.............................................47

Legal Matters.........................................................53

Experts...............................................................53

Index to Financial Statements........................................F-1

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, 13th Floor, New York, NY 10048 and at 500 West Madison Street, 14th Floor, Chicago, IL 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company is an electronic filer and the Commission maintains a website (http//www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company.

The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") with respect to the resale of shares of Convertible Preferred Stock and Common Stock covered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Any person to whom this Prospectus is delivered may obtain a copy of the Registration Statement, including the exhibits and schedules thereto, without charge upon written or oral request to the Secretary of the Company at 5959 Corporate Drive, Suite 2000, Houston, Texas 77036.

                               PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

THE COMPANY

The Company provides state-of-the-art Internet services, innovative solutions for online technology and sophisticated networks and data retrieval tools. The Company develops, markets, and operates Internet sites and major online networks serving the financial industry. The Company's products and services, which are based upon its proprietary online operating system and user software, allow its customers to electronically access and analyze information through their own personal computer systems.

The Company's primary product line is a system of Internet and online financial services and products provided directly to users as well as under private label agreements with third parties, which allow investors to (1) obtain financial news and information; (2) perform fundamental and technical analyses; (3) design and backtest personalized searches using current and historical information on more than 222,000 equities, indices and currencies; and (4) perform portfolio management and personal investment planning.

Telescan, Inc. is a Delaware corporation, and unless otherwise indicated, all references to the Company or Telescan refer to Telescan, Inc. and its predecessors. The executive offices of the Company are located at 5959 Corporate Drive, Suite 2000, Houston, Texas 77036 and its telephone number is (281) 588-9700.

RECENT DEVELOPMENTS

In May 1998, the Company retained NationsBanc Montgomery Securities LLC to advise the Company in exploring strategic alternatives, including a potential change in ownership of the Company in order to maximize stockholder value.

THE OFFERING

This Prospectus relates to the resale of 120,000 shares of Convertible Preferred Stock and the underlying Common Stock (collectively, the "Shares") by Selling Stockholders. Each share of Convertible Preferred Stock is convertible, at any time through May 15, 2001, into shares of Common Stock at 95% of the lowest trade price as reported by Nasdaq Small-Cap Market for ten consecutive days prior to the Conversion Date (as hereinafter defined). Two days will be added to this time period each month after November 15, 1998 until the time period is lengthened to 22 days. The maximum conversion price is $8.62. Upon issuance of the Convertible Preferred Stock, an imputed dividend will be reflected based upon the discounted conversion feature, such dividend totaling approximately $44,000 will be deducted from earnings available to common stockholders. See "Description of Securities - Convertible Preferred Stock".

The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders.

SUMMARY FINANCIAL DATA

The summary financial data presented below for the five-year period ended December 31, 1997, have been derived from the audited historical consolidated financial statements of the Company. The summary financial data for the three months ended March 31, 1998 and 1997 have been derived from the unaudited historical financial statements of the Company. The historical financial data include the results of continuing operations, discontinued operations and operations of acquired businesses from their dates of acquisition. The summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein and the Company's consolidated financial statements and the notes thereto.

                           ($ in thousands, except per share data)

                                             THREE MONTHS ENDED
                                                  MARCH 31,                       YEARS ENDED DECEMBER 31,
                                          ----------------------    ----------------------------------------------------------------
STATEMENT OF OPERATIONS:                      1998         1997         1997          1996          1995          1994        1993
                                          ---------    ---------    ---------     ---------     ---------     ---------   ---------
Total revenues .......................        3,032        3,626       14,939        12,129        10,935         8,524       6,515
Income  (loss)  from
  continuing operations ..............         (812)         221          810        (2,274)       (1,326)       (2,572)        251
Income  (loss)  from
  discontinued operations ............          (46)        (207)        (558)         (660)          112           (59)       (282)
Provision for operating
  loss during phase out
  period .............................         --           --            (56)         --            --            --          --
                                          =========    =========    =========     =========     =========     =========   =========
Net income (loss) ....................         (858)          14          196        (2,934)       (1,214)       (2,631)        (31)
                                          =========    =========    =========     =========     =========     =========   =========


Income (loss) per
common share from
  continuing operations:
    Basic ............................        (0.07)        0.02         0.08         (0.21)        (0.14)        (0.01)       0.03
    Diluted ..........................        (0.07)        0.02         0.07         (0.21)        (0.14)        (0.01)       0.03
Income (loss) per
common share from
discontinued operations
  -including phase out
  period:
    Basic ............................         0.00        (0.02)       (0.06)        (0.06)         0.01         (0.27)      (0.04)
    Diluted ..........................         0.00        (0.02)       (0.06)        (0.06)         0.01         (0.27)      (0.04)
Net income (loss):
    Basic ............................        (0.08)        --           0.02         (0.28)        (0.12)        (0.28)       --
    Diluted ..........................        (0.08)        --           0.02         (0.28)        (0.12)        (0.28)       --

                                          THREE MONTHS
                                          ENDED MARCH 31,                    YEARS ENDED DECEMBER 31,
                                          --------------   ------------------------------------------------------------
BALANCE SHEET DATA:                              1998       1997         1996         1995           1994          1993
---------------------------------------   -------------    ------      ------        ------         -----         -----
Working capital .......................             (29)      745         455         2,143         1,370         5,174
Total assets ..........................          11,584    12,259      11,408        10,136         7,780         9,712
Total long-term
obligations ...........................             353       466         457           441           541           311
Total stockholders'
  equity ..............................           8,125     8,749       7,964         7,965         6,022         8,617

                                       5

                                  RISK FACTORS

AN INVESTMENT IN THE CONVERTIBLE PREFERRED STOCK AND THE COMMON STOCK COVERED HEREBY INVOLVES A SIGNIFICANT DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE CONVERTIBLE PREFERRED STOCK AND THE COMMON STOCK SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING AN INVESTMENT IN THE COMPANY.

FORWARD-LOOKING INFORMATION

In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements in this Prospectus which are forward-looking and which provide other than historical information, involve risks and uncertainties that may impact the Company's results of operations. These forward-looking statements include, among others, statements concerning the Company's general business strategies, financing decisions, and expectations for funding capital expenditures and operations in the future. When used herein, the words "believe", "anticipate", "hope", "estimate", "project", "intend", "expect", and similar expressions are intended to identify such forward-looking statements. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, no statements contained in this Prospectus should not be relied upon as predictions of future events. Such statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and may be incapable of being realized. The risks and uncertainties inherent in these forward-looking statements could cause actual results to differ materially from those expressed in or implied by these statements.

FLUCTUATING RESULTS; INABILITY TO PROJECT PROFITABILITY

The Company has reported substantial losses from continuing operations in three of the last five years and in the quarter ended March 31, 1998. As of March 31, 1998 the Company had an accumulated deficit in retained earnings of $10,191,000. Continued operating losses could affect working capital, future capital expenditures, marketing promotions and the Company's ability to meet current obligations. See "Risk Factors - Material Contracts", "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

For the three months ended March 31, 1998, the Company incurred a loss of $812,000 from continuing operations and a net loss of $858,000. Compared to the year earlier period, the first quarter loss reflects a reduction of $522,000 in service revenue associated with private label agreements. Approximately one-third of the Company's first quarter 1997 revenues was associated with such agreements. The Company expects revenues from such agreements to continue to rise as a percentage of total revenues. Under these agreements, the Company's private label affiliates are responsible for all marketing efforts. Accordingly, the Company has no control over the success of such programs.

In the quarter ended March 31, 1998, the Company reported $33,000 in development fees and no licensing fees. During those quarters of 1997 in which the Company reported profitable operations it reported significant licensing and development fees. There is no assurance that the Company will be able to generate significant licensing and development fees in any period.

Online revenues from the Company's customer base have declined and efforts to increase customer usage have not been as successful as anticipated. Marketing strategies to increase product sales were not achieved during the first three months of 1998. To address these losses, management is considering increased sales promotion campaigns and has employed a new director of Marketing. The success of new sales campaigns is not assured.

LIMITED CAPITAL

The Company's primary capital requirements are for computer equipment and software program development. The Company has been able to arrange financing for computer equipment through capital and operating leases. Due to the nature and unreliability of future revenues the Company may need to seek additional borrowing venues to provide adequate funding for capital requirements in the next 12 months. There is no assurance the Company will be able to obtain additional capital at such time and on terms acceptable to the Company. See "Business" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations Liquidity and Capital Resources".

NEGATIVE WORKING CAPITAL

At March 31, 1998 the Company had negative working capital of $29,000. In May 1998 the Company raised $3,000,000 for working capital purposes through the issuance of the Convertible Preferred Stock. The Company's predominant assets are capitalized software. Should the results of operations continue to be negative, it is unlikely that the Company would be able to raise funds through commercial banks. There is no assurance that the Company would be able to raise funds through the issuance of equity securities on a basis satisfactory to the Company.

NEGATIVE CASH FLOW

For the three months ended March 31, 1998, the Company had a negative cash flow of $775,000 primarily due to the net loss of $858,000. For the year ended December 31, 1997, the Company had a positive cash flow of $423,000 reflecting the Company's net income of $196,000, and $493,000 in proceeds from the issuance of Common Stock . In 1996 the Company had negative cash flow of $694,000, reflecting a net loss of $2,934,000, and proceeds from the issuance of common stock of $2,683,000. In 1995 the Company had positive cash flow of $515,000, reflecting a loss of $1,214,000, and proceeds from the issuance of common stock of $3,157,000. There can be no assurance the Company will not incur negative cash flows in the future depending upon operating results and successful stock issuances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

RELIANCE ON THE FUTURE OF THE INTERNET

In 1997 approximately 25% of the Company's revenues were tied to the Internet. In 1998 the Company expects that 50% of its revenues will be derived from the Internet. This transition principally reflects the predominant use of the Internet underlying new private label and other alliances, and secondarily the growth of the Company's Wall Street City website. There is no assurance that the popularity of the Internet will continue.

The majority of the Company's direct customers access the Company's services through dial up services and require software purchased from the Company. The growth of the Internet may result in new and/or existing customers accessing the Company's services over the Internet in preference to the dial up services resulting in a decrease in product revenue and communication costs.

The demand for the Company's informational Internet and online services is highly influenced by the general economic conditions, individual investor interest and popularity in the stock market. In general, the subscriber base tends to increase with rising market conditions and decline in depressed periods. A protracted downturn in the market place could have a material adverse effect on the Company's results of operations. There is no assurance Internet and online revenue will not decline with a change in market activity and participation. See "Business".

RISK OF LITIGATION

There is the potential for substantial litigation in the Internet and software industry. While the Company does not believe it has infringed on the protected rights of other companies, there is no assurance future claims may not arise. Such claims could have a substantial adverse effect on the Company in terms of expenses incurred to defend the Company. Currently there is no regulation on investment information provided to customers, however there is no assurance that in the future the Company could be required to comply with restrictions placed on brokerage firms and investment advisors. The Company's information is provided to assist investors in trading and investment decisions. Although specific warnings and disclosures are provided in the Company's literature and online, there is no assurance claims will not be brought against the Company and that insurance would cover the liability exposure. While no such claims have been brought to the attention of the Company, there is no assurance this will not occur in the future.

POTENTIAL FOR ACQUISITION

The Company recently announced the engagement of an investment banking firm to explore strategic alternatives to maximize shareholder value, including a potential sale of the Company or a substantial change in control or ownership of the Company. The Company will review any offers received; however, there is no assurance any offers will be received or that any will be acceptable or satisfactory to the Company and its stockholders.

COMPUTER AND NETWORK OPERATIONS

The Company's operations are dependent on its ability to protect its computer equipment, telecommunications network, and the information stored in its data center against damage caused by unexpected events, including fire, power loss, telecommunications failures, and unauthorized intrusion from outside third party "hackers" or from "computer viruses" introduced into the system. The Company has undertaken certain precautionary measures for its data center, including system redundancy, separate air conditioning systems, full "zero downtime" emergency generator onsite, authorization procedures and other security measures. Software and related databases are backed up regularly and stored off-site, and the Company's host computer system is based upon commonly available computers, storage devices, and telecommunications equipment. Further, there is no incoming access to the Company's systems which would allow the introduction of a "computer virus" into the operating system or that would allow a third party "hacker" from altering any of the system's data. There can be no assurances that these measures are sufficient to eliminate the risk of interruption in the Company's operations resulting from unexpected events. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business. The Company has reduced the potential loss with business interruption insurance, which provides for some compensation during the period business is interrupted. The Company does not currently have an alternative off-site computer system available for use in the event of damage to its data center. While the Company believes that the property and business interruption insurance is consistent with computer industry practices, the coverage may not be adequate to compensate the Company for all losses that may occur. See "Business - Computer and Network Operations".

DEPENDENCE ON PROTECTION OF PROPRIETARY RIGHTS

The Company's ability to compete successfully and develop new products may be materially dependent upon its proprietary information and technologies. The Company was granted a patent in 1997 by the U.S. Patent and Trademark Office for its core database development technology for quickly building customized online systems for multiple users. The Company has filed a patent application with the U.S. Patent and Trademark Office for a new patent for an online system for a plurality of online service providers. The Company relies on a combination of trade secret and contract protection to establish and protect its proprietary rights in its products and technology. The Company generally enters into confidentiality agreements with key employees and limits access to and distribution of its proprietary information. There can be no assurance that precautions taken by the Company will be adequate to protect proprietary rights or independent third party development of substantially similar products and technology. Litigation may be necessary in the future to protect and defend the Company's proprietary rights from infringement, which may be costly and time consuming. The invalidation of key proprietary rights owned or claimed by the Company could have an adverse effect on the Company and its business prospects. See "Business - Proprietary Rights".

DEPENDENCE UPON OUTSIDE DATA SOURCES

The Company's business is dependent upon its ability to enter into contracts with private information compilers to provide access to information, both real time and historical, electronically for inclusion in the Company's database. The Company also obtains information pursuant to non-exclusive licenses from private information compilers, some of which are current or potential competitors of the Company. The private sector contracts typically provide for royalties based on usage or minimums. The Company has such licenses from certain data suppliers to provide business information that such suppliers also market in competition with the Company. While the Company is not aware of any material data supplier contracts that are in jeopardy of being terminated or not renewed, there can be no assurance that the Company will be able to renew its current contracts with data sources, maintain comparable price levels for information, or negotiate additional contracts with data sources as necessary to maintain existing products or introduce new products. There is no assurance comparable alternative sources of information could be obtained should existing contracts be terminated or not renewable. Termination of the Company's relationship with one or more information suppliers could have a material adverse effect on the Company's operation. See "Business - Products and Services".

MATERIAL CONTRACTS

In 1997 the Company earned 10.1% of its revenue from American Express. In 1998 the Company entered into a Master Development, License and Revenue Sharing Agreement with Citibank, N.A. The Company has also entered into agreements with Independent Economic Analysis (Holdings) Pte Limited, Standard and Poor's, Time Inc. New Media and others. It is possible that one or more of these relationships could result in a concentration of revenues in a single or a few customers.

GOVERNMENT REGULATIONS

The Company is not subject to direct regulation other than regulation applicable generally to business. While not currently regulated, there is a possibility that because the Company's information is used to develop investment strategies, the Company may become subject to laws governing investment advisors or other security professionals. Regulations in this area are complex and ensuring compliance could cause a financial burden and become a time consuming process. There is no assurance the Company could make the necessary adjustments to achieve compliance.

DEPENDENCE ON KEY EMPLOYEES

The Company is dependent upon the services of its Chairman and Chief Executive Officer, David L. Brown, and Vice Chairman and Chief Technology Officer and original software developer, Dr. Richard K. Carlin. The Company and Mr. Brown entered into an employment and non-compete agreement. The Company does not have employment contracts providing for continued services or non-compete from other key employees; however, it is now the Company's policy to have employees sign a nondisclosure and inventive agreement. In the event a key employee of the Company's management team becomes unable or unwilling to continue to serve, the Company's business could be adversely affected. The Company does not currently maintain key life insurance on any of its employees. The Company also depends on its continued ability to attract and retain highly skilled and qualified employees. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Management".

COMPETITION

The Company competes with many companies who operate proprietary and/or Internet websites and online systems, many of which have significantly greater financial, technical and marketing resources than the Company. In addition, a substantial number of new competitors are entering the Internet and online services market as a result of the recent growth and the perceived future opportunities in this market. The Company believes the principal competitive factors in the online services market include system performance, product differentiation, quality and quantity of content, user friendliness, price, customer support and effective marketing techniques. The Company believes that it competes effectively in these areas. Competitive pressures could result in reduced market share, price reductions and increased spending on marketing and product development, which could adversely affect the Company's financial condition and operating results. However, the Company believes that its business strategy of building marketing relationships with larger strategic partners and expanding the range of its Internet and online offerings may serve to lessen the impact of future competitive pressures of the Company. There is no assurance these marketing strategies will be successful. See "Business - Competition".

DEPENDENCE ON LICENSING/DEVELOPMENT FEES

The Company does not currently operate on a profitable basis in periods without licensing/development fee recognition. Licensing fee revenue is recognized in the period access is allowed into the Company's base technology of proprietary operating systems and development fee revenue is normally recognized based on a percentage-of-completion basis. The continuation and timing of revenue recognition is critical to the Company's ability to report a profit. In the past, periods with no licensing or development revenue recognition have resulted in a loss. There is no assurance the Company will be able to attract licensing and development fees in the future and without such, there is no assurance the Company can produce a profit.

POTENTIAL SPIN-OFF

In November 1997, the Company announced that the non-financial business segment of its business would be spun-off. Although progress has been made in the divestiture, it is possible that the Company could be unable to effect the spin-off on satisfactory terms. Should the non-financial business segment be retained by the Company, the income (loss) from discontinued operations would be combined with continuing operations results. Certain assets included in discontinued operations may incur significant write-downs if the Company is unable to support profitability of capitalized projects. See "Business - Potential Spin-off".

SERVICE CONTRACT WITH TELEBUILD, L.C.

The Company has performed services under contract for Telebuild, L.C. ("Telebuild") since its inception in January 1990. Telebuild is owned 14.168% by the Company, 25.44% by the Brown Family Partnership and 45.42% by Friedman Interests, Inc. ("Friedman Interests"). The Brown Family Partnership is managed by David L. Brown, and Friedman Interests is an affiliate of G. Robert Friedman, both of whom are significant stockholders of the Company. See "Security Ownership of Certain Beneficial Owners and Management". The services provided by the Company to Telebuild during the three months ended March 31, 1998 and the year ended December 31, 1997 were primarily maintaining and operating the Telebuild database system and providing administrative and facility services including office space, equipment and furniture. The service contract between the Company and Telebuild was negotiated on an arms-length basis by a senior vice president and director of the Company, who is not an officer or member of Telebuild, and an officer of Telebuild, who is not an officer or director of the Company. The terms of the agreement were approved in principal by the Company's Board of Directors and were ratified by the unanimous consent of the owners of Telebuild. The agreement continues until notice of termination of either party. For the three months ended March 31, 1998, the Company recognized revenue of approximately $340,000 or 11.2% of total revenues, on services provided to Telebuild and earned a gross profit of approximately $22,000. The Company recorded revenues related to such services of approximately $1,322,000, or 8.8% of total revenues in 1997, and approximately $735,000, or 6.1% of total revenues for 1996, and recognized a gross profit margin of approximately $91,000 and $114,000 in 1997 and 1996, respectively. As of March 31, 1998, $220,000, plus approximately $207,000 of unbilled revenues, was due to the Company from Telebuild.

The Company currently charges Telebuild a monthly fee based upon the number of employees to reimburse the Company for various overhead expenses which include rent, supplies and other administrative costs. In addition, a monthly accounting software fee and administrative expenses are billed to Telebuild.

The spin-off announced in November 1997 includes the Company's interest in Telebuild. Upon completion of this divestiture, revenues from affiliates will no longer be included in the Company's consolidated statements of operations. See "Certain Relationships and Related Transactions".

MAJORITY INTEREST IN KNOWLEDGE EXPRESS DATA SYSTEMS, L. C.

The operating results of Knowledge Express Data Systems, L. C. ("KE"), owned 55.58% by the Company, are consolidated with the Company and subsequently combined with the non-financial segment of the Company in discontinued operations. The subsidiary had a substantial contract with the Department of Energy ("DOE") which ended in early 1996. Since this period, KE has not been a profitable operation or been able to generate a positive cash flow. The Company made capital contributions totaling $830,000 in 1997 and $78,000 in the first quarter of 1998. It is the Company's intention to spin-off the operations of KE and accordingly the results of KE have been included in discontinued operations. However, should the spin-off not occur, the Company could be required to make additional capital contributions with no assurance that KE's potential future earnings could recoup the Company's investment. The carrying value of the investment may be written down to fair market value if future earnings can not be predicted with some certainty. See "Certain Relationships and Related Transactions".

SHARES ELIGIBLE FOR FUTURE SALE

The number of shares of Common Stock to be issued upon conversion of the Convertible Preferred Stock is a function of the trading price of the Common Stock during a defined look back period (initially ten days). The minimum number of shares which would be issued if all the Convertible Preferred Stock was converted is approximately 348,000. However, if the market price of the Common Stock dropped significantly and the conversion options were exercised at such time, the number of shares of Common Stock issued upon conversion would increase significantly. The dilution of outstanding shares may have an adverse effect on trading prices of the Common Stock.

CONFLICTS OF INTEREST

Certain of the officers and directors of the Company currently own interests in entities which conduct business with the Company. Although it is the Company's policy to enter into transactions with related parties only upon terms comparable to or better than those that would be available from unaffiliated parties, the existence of certain interrelationships could give rise to conflicts of interest. See "Certain Relationships and Related Transactions".

NET OPERATING LOSS CARRYFORWARD

As of December 31, 1997, the Company had net operating loss carryforwards for tax purposes, available to offset future taxable income, of approximately $13.3 million, which expire in years 2000 through 2012. There is no assurance the Company will report operating profits to fully utilize the net loss carryforward by 2012. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

VULCAN VENTURES TRANSACTION

In 1992, Vulcan Ventures, Inc. ("Vulcan") was granted certain rights in association with Common Stock and redeemable warrants sold to Vulcan by the Company. One of the rights included the appointment of one member of the Company's Board of Directors for as long as Vulcan owned 540,000 shares. Vulcan has met the minimum stock holding requirement and retains one board member. See "Certain Relationships and Related Transactions".

TECHNOLOGICAL ADVANCES

There has been constant technological development in the Internet and online industry. The Company has developed its online software and hardware systems in modular configurations that take advantage of standard components available from a variety of hardware manufacturers, which allows the Company to quickly upgrade its system as new technology is developed. The Company believes that its online systems are structured to incorporate new changes or innovations within its industry in order to maintain its competitiveness. In 1997, the Company was granted a patent by the U.S. Patent and Trademark Office for its core database development technology for quickly building customized online systems for multiple users. The Company has filed a patent application for a new patent. Failure by the Company to maintain its competitiveness or development of a new breakthrough technology could have a material adverse effect on the Company. See "Business - Proprietary Rights".

ANTI-TAKEOVER EFFECTS OF ISSUANCE OF PREFERRED STOCK

The Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock, $.01 par value per share, in one or more series, to fix the number of shares constituting any such series, and to fix the rights and preferences of the shares constituting any series, without any further vote or action by the stockholders. The issuance of preferred stock by the Board of Directors could adversely affect the rights of the holders of Common Stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends and in liquidation over the Common Stock, and could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock. The Board's authority to issue preferred stock could discourage potential takeover attempts and could delay or prevent a change in control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. There are no issued and outstanding shares of preferred stock other than the 120,000 shares of Convertible Preferred Stock which are the subject of this Prospectus; there are no agreements or understandings for the issuance of additional preferred stock; and the Board of Directors has no present intention to issue such preferred stock.

           RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

                                ($ in thousands)

                                                            QUARTER
                                                             ENDED
                                                            MARCH 31,                    YEARS ENDED DECEMBER 31,
                                                            ---------   ------------------------------------------------------------
                                                               1998     1997         1996          1995          1994       1993
                                                            ---------   ----        ------        ------        ------        ---
Income (loss) from
    continuing operations ..........................             (812)   810        (2,274)       (1,326)       (2,572)       251

Interest on indebtedness ...........................               22     76            72            66            40         19
                                                            ---------   ----        ------        ------        ------        ---
Income  (loss) as adjusted
(earnings deficiency) ..............................             (790)   886        (2,202)       (1,260)       (2,532)       270
                                                            =========    ===        ======        ======        ======        ===

Fixed charges:

Interest in indebtedness ...........................               22     76            72            66            40         19

Ratio of earnings to fixed
    charges ........................................               (1)   11.7           (1)           (1)           (1)        14.21

Pro-forma earnings to fixed
    charges and preferred
    dividends (2) ..................................               (1)   8.11

(1) Earnings are inadequate to cover fixed charges.
(2) The pro forma ratio of earnings to fixed charges and preferred dividends is based on earnings for the period and annual dividends of $150,000 on Convertible Preferred Stock offered in this Prospectus.

                        MARKET PRICES AND DIVIDEND POLICY

MARKET INFORMATION

The Common Stock is traded on the Nasdaq Small-Cap Market under the symbol "TSCN". The following table sets forth, for the periods indicated, the high and low closing bid prices for the Common Stock as reported by the Nasdaq Small-Cap Market. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily represent actual transactions.

                                HIGH          LOW
                               --------     ---------
           1996
Quarter ended March 31          $8.31        $6.50
Quarter ended June 30           $9.12        $6.87
Quarter ended September 30      $8.12        $5.00
Quarter ended December 31       $7.62        $4.75

           1997
Quarter ended March 31          $5.88        $3.25
Quarter ended June 30           $5.31        $3.13
Quarter ended September 30      $7.63        $4.75
Quarter ended December 31       $8.13        $5.88

           1998
Quarter ended March 31          $8.13        $5.06
Quarter ended June 30
(through June 11)               $9.88        $5.00

On June 11, 1998, the last closing price of the Common Stock as reported by the Nasdaq Small-Cap Market was $7.688. As of June 11, 1998, the Company had approximately 3,260 beneficial stockholders.

DIVIDEND POLICY

The Company has never declared a cash dividend on its Common Stock. The Convertible Preferred Stock dividend rate is 5% paid quarterly. Other than these dividends, the Board of Directors presently intends to retain all earnings for use in the Company's business, and therefore, does not anticipate paying any other cash dividends in the foreseeable future. The declaration of dividends, if any, in the future would be subject to the discretion of the Board of Directors, which may consider factors such as the Company's results of operations, financial condition, capital needs and acquisition strategy, among others. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                 USE OF PROCEEDS

The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders.

                                 CAPITALIZATION

The following table sets forth the unaudited capitalization of the Company as of March 31, 1998. The historical column represents amounts previously reported, whereas the as adjusted column gives effect on a pro forma basis to the issuance of 120,000 shares of Convertible Preferred Stock.

                                                            Historical         As Adjusted
                                                          ---------------    ----------------

Long-term debt:
    Notes payable, less current installments............  $      112,000     $       112,000
    Obligations under capital leases, less current
     installments.......................................         241,000             241,000

        Total long-term debt............................         353,000             353,000

Stockholders' equity:

    Preferred stock, $.01 par  value; 10,000,000
     shares authorized; 120,000 issued (as
     adjusted)..........................................  $         ----     $         1,200

    Common stock, $.01 par value; 15,000,000 shares
     authorized; 11,044,568 shares issued and
     outstanding........................................         110,000             110,000

    Additional capital..................................      18,206,000          21,204,800

    Accumulated deficit.................................     (10,191,000)       (10,191,000)
                                                           --------------     ---------------

        Total stockholders' equity......................       8,125,000          11,125,000
                                                           --------------     ---------------

Total capitalization....................................  $    8,478,000     $    11,478,000
                                                          ===============    ================

                      SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data presented below for the five-year period ended December 31, 1997, have been derived from the audited historical consolidated financial statements of the Company. The selected consolidated financial data for the three months ended March 31, 1998 and 1997 have been derived from the unaudited historical financial statements of the Company. The historical financial data include the results of continuing operations, discontinued operations and operations of acquired businesses from their dates of acquisition. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto.

                           ($ in thousands, except per share data)

                                             THREE MONTHS ENDED
                                                  MARCH 31,                                YEARS ENDED DECEMBER 31,
                                            -------------------       --------------------------------------------------------------
STATEMENT OF
OPERATIONS:                                   1998         1997          1997          1996          1995         1994         1993
                                            ------       ------       -------       -------       -------       ------       ------
Total revenues .......................       3,032        3,626        14,939        12,129        10,935        8,524        6,515
Cost of services and products ........       2,006        1,917         7,800         7,578         6,037        5,410        3,452
Marketing, general &
 administrative ......................       1,816        1,466         6,239         6,753         6,161        5,670        2,791
Interest expense, net ................          22           22            90            72            63           16           21
                                            ------       ------       -------       -------       -------       ------       ------
Income  (loss)  from
 continuing operations ...............        (812)         221           810        (2,274)       (1,326)      (2,572)         251
Income  (loss)  from
 discontinued operations .............         (46)        (207)         (558)         (660)          112          (59)        (282)
Provision for operating
 loss during phase out
 period ..............................        --           --             (56)         --            --           --           --
                                            ======       ======       =======       =======       =======       ======       ======
Net income (loss) ....................        (858)          14           196        (2,934)       (1,214)      (2,631)         (31)
                                            ======       ======       =======       =======       =======       ======       ======

Income (loss) per
 common share from
 continuing operations:
    Basic ............................       (0.07)        0.02          0.08         (0.21)        (0.14)       (0.01)        0.03
    Diluted ..........................       (0.07)        0.02          0.07         (0.21)        (0.14)       (0.01)        0.03
Income (loss)  per
 common share from
 discontinued
 operations
 - including phase out
 period:
    Basic ............................        0.00        (0.02)        (0.06)        (0.06)         0.01        (0.27)       (0.04)
    Diluted ..........................        0.00        (0.02)        (0.06)        (0.06)         0.01        (0.27)       (0.04)
Net income (loss):
    Basic ............................       (0.08)        --            0.02         (0.28)        (0.12)       (0.28)        --
    Diluted ..........................       (0.08)        --            0.02         (0.28)        (0.12)       (0.28)        --

                           THREE MONTHS ENDED
                                MARCH 31,                   YEARS ENDED DECEMBER 31,
                                -------       ----------------------------------------------------
BALANCE SHEET DATA:               1998        1997        1996       1995       1994         1993
-----------------------------   -------       ------      ------      ------      -----      -----

Working capital .............       (29)         745         455       2,143      1,370      5,174
Total assets ................    11,584       12,259      11,408      10,136      7,780      9,712
Total long-term
 obligations ................       353          466         457         441        541        311
Total stockholders'
 equity .....................     8,125        8,749       7,964       7,965      6,022      8,617

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES, AND "SELECTED CONSOLIDATED FINANCIAL DATA" INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD VARY SUBSTANTIALLY FROM THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CONTRIBUTE TO THESE DIFFERENCES ARE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

RESULTS OF OPERATIONS

OVERVIEW

The Company provides state-of-the-art Internet services, innovative solutions for online technology and sophisticated data retrieval tools. The Company develops, markets, and operates Internet sites and major online networks serving the financial industry. The Company's products and services, which are based upon its proprietary online operating system and user software, allow its customers to electronically access and analyze information through their personal computer systems.

The Company's primary product line is a system of Internet and online financial services and products provided directly to users as well as under private label agreements with third parties, which allow investors to (1) obtain financial news and information; (2) perform fundamental and technical analyses; (3) design and backtest personalized searches using current and historical information on more than 220,000 equities, indices and currencies; and (4) perform portfolio management and personal investment planning.

Revenue is generated in the form of Internet and online service fees, fees from third parties, product sales, and affiliate contract and advertising revenue. The Company's Internet and online service revenue is composed of individual subscribers paying recurring monthly usage fees and annual subscription fees, together with fees from third parties for providing private label versions of the Company's database applications. Product revenue is generated from the sale of online system software, software and service enhancements, major product upgrades and related educational and training products such as books and videotapes. The Company's software products generally reflect a common base technology to which additional features can be added to satisfy the various needs of the sophisticated user. Accordingly, product revenue primarily consists of revenue from product enhancements and major upgrades. Advertising revenue is generated by displaying the advertisers medium on the Company's website with rates tied to thousands of impressions. The Company's contract revenue is generated from providing contract service to related parties. These contract services include developing, operating and maintaining online database systems and providing administrative services.

THREE MONTHS ENDED MARCH 31, 1998  COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

For the three months ended March 31, 1998, service revenues were lower by $541,000, or 18%, as compared to March 31, 1997. An agreement with American Express terminated during 1997 and combined with other American Express revenues in 1997 accounted for a revenue decrease of $390,000 for the quarter ended March 31, 1998 compared with March 31, 1997. Revenue from other private label agreements was lower by $136,000 for the same time period. Online revenue totaled $1,791,000 and $1,864,000 for the quarter ended March 31, 1998 and 1997, respectively. The decreases in service revenue and online revenue were partially offset by a $69,000 increase in advertising revenue for the quarter ended March 31, 1998 over the same period in 1997.

Product revenue decreased from $332,000 for the three months ended March 31, 1997 to $238,000 for the three months ended March 31, 1998. Marketing efforts targeted at increasing software product sales were not as successful as anticipated in the first quarter.

Contract revenue from affiliates was higher by $41,000, or 13%, for the quarter ended March 31, 1998 as compared to the three months ended March 31, 1997, due to increased revenues from Telebuild.

Cost of service for the quarter ended March 31, 1998 was $1,906,000 as compared to $1,739,000 for the three months ended March 31, 1997, representing an increase of $167,000, or 10%. Amortization of software development costs totaled $307,000 for the three months ended March 31, 1998 as compared to $209,000 for the quarter ended March 31, 1997. Data costs rose $57,000, or 24%, due to new data providers and increases in minimum fees. Costs associated with the higher Telebuild revenue increased $37,000 for the three months ended March 31, 1998 as compared to the same period in 1997. These increases were partially offset by a $51,000 decrease in communication expense.

Cost of products decreased $78,000, or 44%, for the three months ended March 31, 1998 compared to March 31, 1997, reflecting a decrease in products sold.

Selling and marketing expenses increased $72,000, or 14%, from $499,000 to $571,000 for March 31, 1997 versus March 31, 1998. Advertising/sales promotion expenses increased by $92,000 compared to the prior year quarter.

General and administrative expenses were higher for the three months ended March 31, 1998 over March 31, 1997 by $278,000, or 29%. Of the total increase, $70,000 was attributable to higher net salary expenses. Net salary expense includes gross salary reduced by amounts capitalized as software development costs. Depreciation/equipment rental was higher by $45,000 for the period ended March 31, 1998 over the same time period in 1997. Public relation/shareholder expenses were higher by $29,000 for the period ended March 31, 1998 as compared to the same time period in 1997. Accruals for tax expense increased by $30,000 for the same time period comparison.

1997 COMPARED TO 1996

Revenue for the fiscal year ended December 31, 1997 increased $2,810,000, or 23%, from 1996 reflecting higher revenues under private label agreements and increased subscription and advertising revenue from the Company's Wall Street City website. Service revenues from the Company's alliance with American Express were $1,037,000 higher in 1997. The additional fees were for licenses, development, website management and customer service support. License fees of $750,000 from Citibank were included in service revenue in 1997. Revenues from Wall Street City rose by $502,000 from 1996 to 1997. Product revenues declined $383,000 due to greater emphasis placed on development of the Company's website in preference to online software products and reduced marketing expenditures. Contract revenue from affiliates was higher by $485,000, or 56%, reflecting higher development expenses.

Cost of services was higher by 11%, or $680,000, between the year ended December 31, 1997 and 1996. Royalty/data costs remained relatively consistent at approximately $2,000,000 for both 1997 and 1996. Amortization expense rose $256,000 in 1997 from 1996. Costs associated with affiliated revenue increased by $523,000 over 1996. Cost of products was $458,000, or 40%, lower for the year ended December 31, 1997 as compared to the same period in 1996. In 1997 the Company eliminated unprofitable seminars which resulted in a $204,000 reduction in seminar expense. The reduction in product sales and the reduced seminar expenses accounted for the lower product costs.

Selling expense was lower by $199,000, or 10%, for the year ended December 31, 1997 as compared to December 31, 1996. Sales promotion expenses were approximately $47,000 lower in the current year. Also contributing to the reduction were decreases in travel and entertainment and tradeshows/seminars expense.

General and administrative expenses decreased from 1996 to 1997 by $315,000, or 7%. Consulting fees and legal fees were each lower by approximately $150,000. Telephone expenses allocated to general and administrative expenses were $130,000 lower. Some leases previously considered to be operating leases and categorized as lease expense have been determined to be capital leases and the related expense has been reclassified as depreciation expense. Notwithstanding this adjustment, lease expenses were higher in 1997 than in 1996 by $230,000.

1996 COMPARED TO 1995

Total revenue increased $1,194,000, or 11%, from 1995 to 1996. Service revenue accounted for the majority of the increase with the addition of the American Express contract for a total of $473,000. Other new private label agreements added $544,000 to service revenue. Product revenue decreased $370,000, or 16%. Product revenue was higher in 1995 due to the release of Telescan Investor's Platform ("TIP") for Windows during the year. This was partially offset by the release of ProSearch 5.0 in 1996. Contract revenue from affiliates increased $295,000 as Telebuild development activities increased significantly.

Cost of service and products increased from $6,037,000 for the year ended December 31, 1995 to $7,578,000 for the year ended December 31, 1996. Due to increased service revenue, royalty and data costs increased by $464,000. Amortization of capitalized costs was higher by $366,000. Costs of services associated with contract revenues from affiliates increased $261,000 from 1995 to 1996.

Marketing expenses decreased $381,000, or 16%, from the fiscal year 1995 to 1996. In 1995, there was no capitalization of salaries within marketing expenses. In 1996, the effect of salary capitalization was a net reduction in expense of $421,000.

General and administrative expense was higher in 1996 as compared to 1995 by $973,000. Salary expense, net of capitalization as software development, increased by $383,000. Certain departments included in marketing expense in 1995 were reclassified to general and administrative expense in 1996. Legal expense increased by $138,000 in 1996 and depreciation expense was higher by $168,000.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 1998 the Company had cash and cash equivalents of $315,000 and ($29,000) of negative working capital. The Company expects the cash position to improve over the next several months from revenue associated with recently signed contracts. However, in light of the possibility that the timing of cash flows may not be sufficient to satisfy current obligations, the Board of Directors determined that it was appropriate to raise working capital and authorized the issuance of 120,000 shares of Convertible Preferred Stock for proceeds of $3,000,000.

The Company's primary capital needs are for the continued investment in technology through its software development activities and the purchase of computers. The Company estimates that it may invest up to an additional $800,000 in capital expenditures, to include both hardware and software, over the next twelve months.

The Company believes that the cash generated from expected improvements in operations, proceeds from long-term capital leasing and the proceeds from the issuance of the Convertible Preferred Stock will meet the Company's working capital requirements in the foreseeable future.

THREE MONTHS ENDED MARCH 31, 1998

At March 31, 1998, the Company had cash and cash equivalents of $315,000, representing a decrease of $775,000 since December 31, 1997. Net cash used by operating activities was $87,000 for the three months ended March 31, 1998, compared to cash provided by operations of $492,000 for the three months ended March 31, 1997. This $579,000 decrease in cash used by operations primarily reflects the loss of $858,000 for the quarter ended March 31, 1998, partially offset by a reduction in discontinued operation losses and an increase in accounts payable.

The Company's primary capital needs are for the continued investment in technology through its software development activities and the purchase of computers equipment. During the three months ended March 31, 1998, the Company invested $631,000 in software development costs.

YEAR ENDED DECEMBER 31, 1997

At December 31, 1997, the Company had cash and cash equivalents aggregating $1,090,000, which represents a $423,000 increase from the prior year. Net cash provided by operating activities was $2,257,000 for the year ended December 31, 1997 compared to cash used by operations of $666,000 for the year ended December 31, 1996. This $2,923,000 increase in cash provided by operations was primarily due to the turnaround from a net loss of $2,934,000 in 1996 to a profit of $196,000 in 1997.

During the year ended December 31, 1997, the Company invested $2,188,000 in software development costs and acquired property and equipment totaling $483,000 (including equipment financed by long-term debt and capital leases).

SEASONALITY

The Company does not believe that seasonality has a discernible effect on the Company's aggregate results of operations, which is influenced by an array of other diverse factors, including general economic and stock market conditions, new product releases, and the existence or absence of significant contracts.

YEAR 2000 ISSUE

The Company has developed a task force to review its computer programs and systems and ensure that the programs and systems will function properly and be Year 2000 compliant. In this process, the Company expects to upgrade some existing systems. The Company presently believes that, with modifications to existing software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems. The estimated cost of these efforts are not expected to be material to the Company's financial position or any year's results of operations.

                                    BUSINESS

GENERAL

The Company provides state-of-the-art Internet services, innovative solutions for online technology and sophisticated data retrieval tools. The Company develops, markets, and operates Internet sites and major online networks serving the financial industry. The Company's products and services, which are based upon its proprietary online operating system and user software, allow its customers to electronically access and analyze information through their personal computer systems.

The Company's primary product line is a system of Internet and online financial services and products provided directly to users as well as under private label agreements with third parties, which allow investors to (1) obtain financial news and information; (2) perform fundamental and technical analyses; (3) design and backtest personalized searches using current and historical information on more than 220,000 equities, indices and currencies; and (4) perform portfolio management and personal investment planning.

The Company's Internet and online financial services and products contain proprietary software technologies, developed or acquired by the Company, which increase the speed, power and user friendliness of information retrieval while lowering costs to users. The Company's primary Internet site, Wall Street City(R) (www.wallstreetcity.com), also employs software provided by others on a fee and/or revenue sharing basis.

The core of the Company's technology is its unique modular and parallel host configuration, designed and developed by the Company's founder, Dr. Richard K. Carlin. This configuration permits simultaneous reception of multiple inputs from a large array of information sources while permitting simultaneous output to thousands of users with entirely different information processing requests. The system supports the addition of a wide variety of specialty designed modular tools created by both the Company and outside vendors. In addition, the Company has interfaced the host configuration to a wide variety of communication sources, including the Internet, several major package switch carriers, a number of wireless interfaces and other gateways to online hosts. The hardware configuration and the operating system that make it so powerful and responsive are all the proprietary design of the Company. In 1997, the Company was awarded a patent on its core database development technology for quickly building customized online systems for multiple users.

The most important retrieval technique developed by the Company is the optimal search technology, which replaces the outmoded sequential elimination type search used by most competitors. The Company fully supports the earlier search methodology as well. The optimal search allows for a large number of criteria to be used in a scoring type system with full weighting capability. This allows the user to retrieve a list of "search hits" in order of their ability to satisfy the user's requirements on an optimal basis as opposed to an elimination basis. In addition, the Company has developed graphical interfaces for Windows.

Revenue is generated in the form of Internet and online service fees, fees from third parties, product sales, and affiliate contract and advertising revenue. The Company's significant increase in revenue over the past three years is primarily attributable to the expansion of private labeling agreements, increases in the Company's subscriber base and the growing popularity of the Company's financial website, Wall Street City. This growth reflects an increase in the Internet and online services market, the growth of the discount brokerage market and the Company's continued investment in customer acquisition through technology development and marketing.

The Company's Internet and online service revenue is generated from individual subscribers paying recurring monthly usage fees and annual subscription fees, together with fees from third parties for providing private label versions of the Company's database applications. Product revenue is generated from the sale of online system software, software and service enhancements, major product upgrades and related educational and training products such as books and videotapes. The Company's software products generally reflect a common base technology to which additional features can be added to satisfy the various needs of the sophisticated user. Accordingly, product revenue primarily consists of revenue from product enhancements and major upgrades. The Company's contract revenue is generated from providing contract service to related parties. These contract services include developing, operating and maintaining online database systems and providing administrative services. The Company's website serves as an advertising medium with rates tied to thousands of impressions.

The Company's primary market has historically been the sophisticated individual investor. However, the growth of the Internet in concert with the burgeoning discount brokerage market has broadened the appeal of the Company's products and services. The Company has responded by expanding editorial content and availability of newsletters, redesigned its Wall Street City website to facilitate its user friendliness, and increased the level of educational information and aids it provides.

The Company currently operates the following non-financial businesses that have been classified as discontinued operations as of November 1997: (1) numerous non-financial third party Internet and online services which are developed and operated via alliances with third parties in the publishing, entertainment, and space industries; (2) sports entertainment operations, which offers online computer sports games to golf and baseball enthusiasts; and (3) KE, an online database system for the commercialization and transfer of technology which serves corporations, government agencies, universities, and research institutions. The Board has approved the spin-off of these segments to concentrate efforts and resources on core financial business and its potential growth opportunities. See "Potential - Spin-Off".

The business of the Company has been operated by the Company or its predecessors since 1983. The Company, which is a Delaware Company, was incorporated in 1988 under the name Max Ret, Inc. for the purpose of acquiring or participating in a business opportunity. In 1989 the Company issued 75% of its outstanding common stock to acquire all of the outstanding common stock of D.B. Technology, Inc. ("DB") d.b.a. Telescan, Inc., and DB's wholly owned subsidiary, Computer Sports Network ("CSN"). After the acquisition of DB and CSN by the Company, DB was merged into the Company and the Company changed its name from Max Ret, Inc. to Telescan, Inc. In December 1991, CSN was merged into the Company.

INDUSTRY

Online services allow personal computer users to access outside sources of information and interact with other users via telephone line connections channeled through a central host computer or computers. Online services typically include information databases and specialized search and retrieval software maintained by the service provider on the host computer. Interface software, which is used on the customer's computer, permits users to access information through the online system. The service provider usually rents or purchases databases on a non-exclusive basis from third parties and then further develops such databases for use within the provider's online system. Customers typically subscribe to an online system for an initial base charge for which they are granted a license for the interface software needed to access the online service. Following their subscription, customers are typically charged in one of two ways. The most common method used by consumer based services is a periodic subscription fee for which users receive a fixed allotment of time on the online system, after which they are charged on a per-minute basis. The second method bills users at varying per minute rates, according to time actually spent online on the databases. Under both of these methods there are often additional charges for specific services used within the databases.

Fees for Internet access are similar to online service charges, though lower due to reduced communication costs. Customers select from several rate plans that offer varying levels of information and technical features.

The industry's dynamic growth in recent years has resulted from a number of key factors which are expected to contribute to continued growth in future years. Some of these key factors include (1) the increasing market awareness of the Internet and online services; (2) growth in the availability, quality and marketing of Internet and online products and services; (3) growth in the home and personal computer markets including mobile "laptop" computing; (4) increased use of modems for telecommunications; and (5) the development of alternative access devices such as dedicated communications terminals and pagers. The Company believes that as the market continues to expand, important competitive factors will be system performance, product differentiation, quality and quantity of content, user friendliness, price, customer support and effective marketing techniques.

BUSINESS STRATEGY

The Company's mission is to be a worldwide leader in the development of sophisticated interactive Internet sites and online information systems for individuals and businesses, through the delivery of superior, cost effective data retrieval technology, customer user interface programs and communications services. To achieve this mission, the Company's business strategy is to (1) increase Telescan's Internet and online customer base and recurring revenue; (2) build revenue by providing private label financial database access; (3) increase usage of its Wall Street City website to build advertising revenue; (4) continue investing in the development of new technology; and (5) increase current customer usage.

Management believes that the continued investment in customer acquisition, the continued addition of third party alliances and the resulting increase in recurring revenue is crucial to the future growth of the Company. This is achieved by creatively marketing its services and exploiting the Company's existing proprietary software technologies in the development of new Internet sites and online systems. Joint marketing relationships with companies selling related products or services and having large, preexisting customer bases are also a major source of growth for the Company. Typically the Company is responsible for software design, development and programming services while the partner is responsible for supplying the data and marketing the service. The net revenues of the project are allocated between the parties as agreed.

Developing state-of-the-art technology is key to establishing the Company as a leader in the industry and is important to the long-term growth and success of the Company. The Company is continually investing its resources in the development of new products and services that provide powerful Internet and online capabilities to users. The Company recently announced a joint venture to expand its technological base, which includes interfaces to wireless hosts managed by Wireless Services Corporation. This program will allow the Company and its partners to launch innovative wireless services such as a powerful alert system for stock monitoring, utilizing most major pager networks.

Current customers are a valuable Company asset and are an integral component in the Company's overall business strategy. With customer acquisition costs high, maintaining current customer usage is of key importance. Maintaining usage is accomplished by (1) providing access to an increasing array of comprehensive, high-quality data coupled with powerful and easy-to-use search and analytical tools; (2) providing free customer training and support to educate existing customers on the capabilities of the system; and (3) conducting reactivation campaigns to encourage inactive subscribers to log back onto the system.

The Company has sought to develop brand awareness through public relations efforts and increasing web links. The Company's services have been frequently cited in local and national publications and on television. Wall Street City has received top rankings on the Internet and in the press from Barron's, Lycos, and Net Guide, among others.

PRODUCTS AND SERVICES

The Company has attempted to develop the market for Internet and online services by creating and marketing products that build and expand upon the Company's base technology of proprietary operating systems and user software for database applications. The Company's single product line is the Telescan system of financial databases and software programs accessed over the Internet and online. In 1996, the Company substantially expanded its private labeling arrangements under agreements with such major corporations as American Express, Charles Schwab, Fidelity Investments, NETCOM and Standard & Poor's. In 1997, the Company continued this expansion by signing agreements with Time Inc. New Media, a subsidiary of Fidelity Investments, and Citibank, N.A. Telescan receives per user fees, fees for providing "premium" services and/or reports, and development and licensing fees from such third parties. Certain agreements guarantee minimum monthly or quarterly payments.

In October 1995, Telescan launched an Internet website which provides access to the Company's online databases and search and retrieval services. In February 1996, the Company launched its successor site, Wall Street City, a new enhanced financial website, which it has continuously broadened and upgraded. By March, 1998, Wall Street City was receiving 5.6 million page impressions monthly. The Company has devoted significant development resources to this part of its business.

The website also serves as an advertising medium with rates tied to thousands of impressions. Advertising revenues, while not significant in 1997, are expected to grow proportionately with the popularity of Wall Street City.

TELESCAN FINANCIAL SERVICES

WALL STREET CITY(R). Wall Street City is a powerful financial supersite on the Internet that provides investors with the most comprehensive database, state-of-the-art financial analysis and research tools. The site is an effective combination of Telescan's most dynamic, innovative analysis tools built into one supersite located at www.wallstreetcity.com. In November 1997, the Company introduced a new, revamped Wall Street City, providing investors with an even easier-to-navigate format and new features.

The site features:

o Customizable Technical Analysis Charts - Allows users to select multiple indicators they want to see on a single chart for individual stocks or groups of stocks. Users can also create technical analysis profiles for a variety of stocks and save up to 10 separate profiles, which will appear each time the stocks are called up on their personal computers.

o What's Working Now - A major step forward in automated backtesting and optimization, wherein the system runs in excess of 35 million searches weekly to identify the "best" and "worst" combinations of characteristics and generates a list of stocks or funds having the most similar characteristics.

o Multiple Portfolios - Each user can configure up to seven portfolios with a maximum of 150 symbols per portfolio.

o Portfolio Scanning - Portfolios can be scanned for end-of-day technical and positive breakouts, stock cycle strengths, and comparative rankings.

o ActiveX Stock Graph with Technical Analysis - Internet Explorer users with Windows '95 or NT can download a powerful ActiveX control to allow technical analysis on stock graphs.

o Search Capabilities - An investor can categorize up to 40 criteria from a selection of 300 to identify the top stocks that "fit" the criteria.

o Personal Investment Planner - Allows investors to assess risks in their stock and mutual fund portfolios and provides alternatives to better meet their financial goals.

o Availability of Intranets - Institutions and corporations can provide information for brokers, financial planners or employees by buying a site license for their Intranets. With the addition of a Common Gateway Interface
    (CGI) program to the Internet server, each employee can log onto Wall Street City without separate ID's and passwords.

o   Calculators - Under an agreement with SmartCalc Financial Calculators,
    Inc., users can access SmartCalc's powerful and programmable calculators. Investors can use the calculators to answer questions on stock, mutual funds and bond returns. Consumers can use the calculators to compute answers on home purchases and refinancing, credit cards and household budgeting.

Wall Street City is one of the premier investment analysis products of Telescan. Wall Street City provides the broad range of services described above for all levels of investors, as well as quotes, news and fundamentals. It also gives users access to educational tools, discussion groups and brokers who can help them make more profitable investment decisions.

TIP@WALLSTREET(TM). Combines TIP software with the Wall Street City Internet supersite. The program uniquely embeds a web browser in the software to combine the extraordinary screening tools and analytical capabilities of the Company's TIP program with the comprehensive database of market information and the graphics and ease of use of Wall Street City.

TELESCAN INVESTOR'S PLATFORM 2.0(R). Telescan Investor's Platform is the MS Windows version of the Company's popular financial research, screening and analysis software described below. Introduced in 1995, TIP offers numerous enhancements over the DOS-based Analyzer 3.0 software. Some of its features are improved charting capabilities, unique portfolio-based control for greater flexibility and faster data retrieval, additional database information such as end-of-day quotes for most major international exchanges, full-text analyst's reports, a Market Snapshot for major indexes, improved communications options including TCP/IP access and interactive roundtables, a Top Picks screening feature, and expanded automation tools. Features such as multi-tasking and graphic toolbars that are inherent in the Windows operating environment make TIP more user-friendly and lead to its improved data presentation options.

TELESCAN ANALYZER(TM) 3.0. This is the most recent DOS-based version of the Telescan Analyzer product with the capability of accessing other Telescan products, such as ProSearch and Mutual Fund Search. This product features a graphical user interface similar to the Microsoft Windows and Apple Macintosh operating environments. The software allows the user to access the Telescan database of over 20,000 stocks, over 7,000 mutual funds, over 80,000 active options, 1,000 market indexes and more than 1,200 futures and commodities contracts. Telescan Analyzer 3.0 helps the investor evaluate stock portfolios and mutual fund holdings. Over 80 fundamental and technical indicators such as price, volume, insider trading, key company facts, volume indexes, trend lines, news releases, Moving Average Convergence/Divergence ("MACD") and relative strength are available for analyzing securities. Users can retrieve historical price and volume charts of up to 23 years of data. Additional features include multiple graphs per screen, higher graphics resolution, 28,800 baud modem support, mouse interface and pull down menus, and enhanced system integration and visual presentation.

PROSEARCH(TM) 5.0. ProSearch is a powerful search program that allows the user to develop custom screening routines to select securities that best meet the individual's specific investment goals. The program was designed for serious investors as a tool for identifying stocks to meet virtually any investment objective as defined by a wide variety of fundamental and technical indicators. ProSearch allows the user to select up to 40 parameters from a list of about 300 criteria for building a search strategy. Additionally, investors can utilize composite, weighted indicators (i.e., short/long term value and technical ranks) fundamental, momentum, and volume ranks for simplified searches that meet one's specific investment strategies. ProSearch users can test and retest strategies by searching their historical performance back to 36 months. The program is shipped with 30 pre-defined search strategies that can also be used for narrowing the list of potentially profitable investments.

ESEARCH. Built as a complement to the ProSearch program, ESearch adds the ability to screen for investment candidates based on earnings estimate information. Earnings estimates are very important to investors in that they are often a preview of Wall Street's positive or negative perception of a particular stock.

OPTIONS SEARCH. This product is a screening program that allows an investor to sort through more than 80,000 equity and index options using the Company's unique scoring system to pick the options that best fit the user's investment objectives. The investor chooses up to 30 of the 122 screening criteria to produce a list of options that are best suited to his or her needs.

QUOTELINK. This product permits users of competing financial analysis software and spreadsheet programs to download information from the Telescan database into such programs. QuoteLink is compatible with all the major competitive programs such as AIQ, Metastock, Super Charts, OmniTrader, OmniPro, Indigo, Quicken, Lotus and Excel.

TELESCAN MUTUAL FUND SEARCH. This product is a mutual fund screening program that allows an investor to sort through more than over 7,000 mutual funds using the Company's unique scoring system to pick the funds that best fit the user's investment objectives. The selection criteria are grouped into three main categories: purchase requirements, performance and consistency characteristics, and portfolio composition. The investor then chooses up to 30 of the 80 individual criteria contained within the categories to produce a list of mutual funds that are best suited to their needs.

TELESCAN PORTFOLIO MANAGER. Telescan Portfolio Manager is a DOS-based securities portfolio management program that was developed as a joint venture between the Company and The Pilot Group, Inc. The program offers a wide variety of report options and was designed to provide speed and power in a user-friendly manner that forgives many common user mistakes and accepts corrections with ease.

TELESCAN DIRECT(TM). A customizable wireless service that helps consumers keep track of their investments anywhere, any time, via their alpha-numeric pagers, PCS mobile phones or personal e-mail addresses. An investor can schedule and receive stock price updates up to 15 times a day for their custom portfolio. Telescan Direct also automatically tracks and delivers news alerts, price and volume alerts on 30 stocks based on parameters the consumer selects.

PRIVATE-LABELED FINANCIAL ALLIANCES

AMERICAN EXPRESS. In September 1996, the Company entered into an alliance agreement with American Express Financial Direct ("American Express"), a division of American Express Company, under which Telescan's online financial services are available as part of American Express' InvestDirect, a state-of-the-art Internet-based trading and investment research and analysis service. Under the agreement Telescan provides a proprietary assortment of investment decision support services.

CITIBANK, N.A. In September 1997, the Company entered into an initial letter agreement with Citibank, N.A. ("Citibank") setting out in broad terms various services that the Company would provide to Citibank. In February, 1998, the Company and Citibank entered into a master agreement, which contemplates the issuance of work orders for specific projects and services to be provided on an ongoing basis. Telescan expects to receive and carry out a number of such work orders for Internet tools and services. The first work order was signed in March 1998.

FIDELITY. In October 1996, the Company announced that Fidelity Investments, one of the nation's leading providers of financial services, began offering a customized assortment of Telescan's financial information resources and analytical tools as part of its newly introduced Windows-based investment management and trading software package - Fidelity On-line Xpress+(TM).

FIDELITY STOCK SHOP. In July 1997, the Company signed a multi-year contract with a subsidiary of Fidelity Investments to provide the database of financial information for the new guide to investing, The Stock Shop with Peter Lynch(TM), an interactive CD-ROM that links with the Internet. The program helps consumers learn how to become more informed investors based on key concepts taken from Peter Lynch's best-selling personal finance books. Users can then apply these concepts to assess financial information about markets and companies. Telescan's online stock research is the source of much of that information.

I.D.E.A. In May 1996, the Company announced an alliance with Independent Economic Analysis (Holdings) Pte. Limited ("I.D.E.A."), a leading international provider of independent financial and economic analysis, servicing 1,700 major trading rooms worldwide. Telescan has been developing private-labeled online services for I.D.E.A. Commencement of services to the public by I.D.E.A. will take place in 1998.

INFORMATION HIGHWAY. In December 1997, the Company reached an agreement with Information Highway, Inc. to develop and manage financial content for the Canadian-based Internet company's Unique Networks division. Telescan's financial content will be co-branded for Unique Network's The Executive Club website. The Executive Club (www.theexecutiveclub.com) is a dedicated suite of services for business professionals and executives. Commencement of these services will take place in 1998.

SCHWAB. Under the terms of a 1993 agreement, Telescan provides customers of Charles Schwab & Co. ("Schwab") access to Telescan's data and third party reports. In 1996, Schwab and Telescan entered into a second agreement under which the Company provides its financial research and screening software, TIP, as part of Schwab's electronic trading platform, Streetsmart Pro, that Schwab is offering at no charge to its most active retail traders. The Company and Schwab are in the process of converting those users to direct Telescan subscribers.

STANDARD & POOR'S. In July 1996, the Company and Standard & Poor's ("S&P"), a division of the McGraw-Hill companies, announced the introduction of an online platform built and hosted by Telescan. The application allows the investment community to access a suite of S&P's financial information products. In 1998, the Company introduced S&P's Daily Dividend Record to the Internet.

TIME INC. NEW MEDIA. In October 1997, the Company and Time Inc. New Media announced a strategic agreement to develop FORTUNEInvestor, an Internet website for investors that combines FORTUNE editorial content with Telescan's comprehensive stock and mutual fund information and analysis tools. Under the agreement, Time Inc. New Media, in addition to providing FORTUNE editorial content for the website, will be responsible for sales and marketing. Telescan will provide its financial database, state-of-the-art financial analysis and research tools, web development and site management.

OTHER

In addition to its online database services, the Company also performs software design, development, and programming under contract for third parties and for related parties. The Company also offers video training tapes, financial books, and monthly newsletters in conjunction with its Telescan financial products.

The Company's online services employ databases that consist of information typically obtained from public and private third-party sources, usually on a non-exclusive basis. Therefore, the Company's business is dependent upon its ability to obtain and maintain, on an ongoing basis, information for inclusion in the Company's databases. Acquisition of databases typically involves the payment by the Company of a one-time fee and/or royalties based on some combination of user subscriptions and actual database usage. Information suppliers typically license access to data on a yearly renewable basis, subject to termination by either party upon 90 to 180 days notice. The Company also obtains information pursuant to non-exclusive licenses from private sector information compilers, some of which currently are or in the future may be direct or indirect competitors of the Company.

MARKETING

The Company's online services are sold to customers for an initial licensing fee followed by monthly charges under either a monthly fixed fee package or on a per minute basis based upon actual online usage. Internet services are sold on fixed fee plans that are differentiated by the data and reports that can be accessed. To attract new subscribers, the

Company typically offers initial money back guarantees and trial subscriptions. The Company also offers free trial periods for one month to subscribers of Wall Street City.

The Company's marketing objectives for its Internet and online services are to increase the number of subscribers, to sell additional products to existing subscribers and to increase average monthly online use per subscriber. The channels for increasing the number of subscribers include public relations, joint marketing agreements, trade shows and seminars, advertising, direct sales and word-of-mouth. The Company advertises in Investor's Business Daily, Barron's, Stocks & Commodities, other print media, and through Internet banner ads.

The Company's primary market has historically been the sophisticated individual investor. The Company has significantly increased its individual subscriber base through advertising and marketing arrangements with major discount brokerage firms including American Express, Fidelity Investments Retail Services, Quick & Reilly, AccuTrade, and Schwab. These marketing arrangements typically call for the brokerage firm to incorporate and package the Telescan financial software and a gateway to the Telescan database into their software products, or to incorporate an application interface in their software that allows access to the Telescan database. Typically, these third parties are responsible for their own marketing programs.

The Company actively seeks additional private labeling relationships for its financial products. In 1997, the Company entered into agreements with Citibank, a subsidiary of Fidelity Investments, Standard & Poor's and Time Inc. New Media.

Telescan markets advertising space on Wall Street City and shares in advertising revenue marketed by affiliates.

Because of the breadth and cost effectiveness of the Company's financial online system, the Company targets users of competitors' financial analysis software packages as a source of online revenue. The Company has application interface products facilitating the downloading of information from the Telescan database to users of competitors' analysis software. The Company has continued to leverage the opportunity to tap the large data downloading market through cooperative alliances with several major charting software publishers including AIQ, Metastock, Omega, OmniPro, Indigo and Nirvana.

MATERIAL CUSTOMERS

Revenue earned from American Express amounted to 10.1% and 3.9% of consolidated revenue during the years ended December 31, 1997 and 1996, respectively. No revenues were earned from American Express during the fiscal year 1995. For the three months ended March 31, 1998 revenue from American Express accounted for 4.3% of consolidated revenue. During 1997 and 1996, the Company provided contract services for Telebuild, accounting for 8.8% and 6.1% of consolidated revenues. For the three months ended March 31, 1998, Telebuild revenue totaled 11.2% of consolidated revenues.

PRODUCT DEVELOPMENT

The Company has developed and acquired proprietary software technologies to make its products easy to use and to achieve efficient searching of extensive databases using simple, non-Boolean logic search queries. Consequently, the Company believes that by using its proprietary technologies it can deliver superior Internet and online database services. The Company intends to employ its proven software technologies in developing additional products serving new markets and customers.


Telescan's software development staff develop new products and provide maintenance support for existing products. During the years ended December 31, 1997, 1996 and 1995, the Company spent approximately $2,188,000, $1,547,000 and
$1,107,000, respectively, for the software development activities, all of which was capitalized. For the three months ended March 31, 1998, the Company capitalized $631,000 as software development costs. All software development costs are charged to expense until technological feasibility is established, after which remaining software production costs are capitalized and amortized over periods ranging from three to five years. Maintenance costs are charged to expense in the period incurred. The Company also continuously evaluates opportunities to obtain new products through acquisition.


PROPRIETARY RIGHTS

The Company relies upon a combination of contract provisions and copyrights, patents, trademarks and trade secret laws to protect its proprietary rights in its products. The Company attempts to protect its trade secrets and other proprietary information through software licenses, nondisclosure agreements with product development partners, employees and consultants. Although the Company intends to protect and defend its proprietary rights vigorously, there can be no assurance that these measures will be successful.

With respect to software technologies that the Company has licensed to third parties for use in specific applications, the Company has entered into licensing agreements which are intended to protect the proprietary rights of the Company in such technologies. The Company seeks to protect the source code of its products as a trade secret and as an unpublished copyright work.

The Company was granted a patent in 1997 by the U.S. Patent and Trademark Office for its core database development technology for quickly building customized online systems for multiple users. The patent was awarded for Telescan's "Multi-provider online communications system, an interactive system for remotely creating, editing and administering communications systems for online service providers". The Company has filed a patent application with the U.S. Patent and Trademark Office for a new patent, "Interactive systems for remotely creating, editing and administering an online communication system for a plurality of online service providers". In addition, the Company has filed patent applications in certain foreign countries. The Company believes that its products, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties, and the Company is not aware of any current infringement claims against the Company. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future features or contents of services or that any such assertion may not require the Company to enter into royalty arrangements or result in litigation.

COMPUTER AND NETWORK OPERATIONS

The Company's data center computer system consists of commonly available PC processors, disk storage devices and telecommunications equipment, operated by a common operating system which is proprietary to the Company. The Company typically screens and filters incoming data feeds from third parties, using specific software routines, in order to detect errors and certain detectable viruses.

The Company's data center is located at the Company's headquarters facility. The data center has separate air conditioning units and the equipment room has a raised floor. The power system includes power conditioning, back-up battery, and full "zero downtime" emergency generator support on site, which is supplied by the facility owner. Data is regularly backed up and stored off-site and certain data is duplicated on separate storage devices within the data center. The building in which the data center is located has off-hours card key access, card key access to the Company's officers, separate card key access to the data center and 24 hour on site security personnel. The Company believes that data center system redundancy is afforded by the Company's ability to use commonly available computer processors, storage devices, and communications equipment, including the Company's non-data center computer systems, in its data center in case of equipment failure or other emergency. The Company's telecommunications network consists of the public packet switching networks provided by Sprint, Network Two, UUNET and MCI. Through these networks, subscribers in hundreds of cities in the U.S. and Canada can dial a local number to connect to the Company's online services.

The Company believes that its computer and communications hardware systems are adequate for existing operations. The Company purchases additional hardware as required in order to accommodate any significant increases in the customer base for the Company's existing products and services, and to accommodate additional products and services.

The Company continually upgrades its computers and peripheral hardware to take advantage of technological advances. Further, the Company believes that future hardware and software advances will serve to improve the performance of the Company's systems.

COMPETITION

The Company competes with many companies who operate proprietary and/or Internet websites and online systems, many of which have significantly greater financial, technical and marketing resources than the Company. In addition, a substantial number of new competitors are entering the Internet and online services market as a result of the recent growth and the perceived future opportunities in this market. The Company believes the principal competitive factors in the online services market include system performance, product differentiation, quality and quantity of content, user friendliness, price, customer support and effective marketing techniques. The Company believes that it competes effectively in these areas. Competitive pressures could result in reduced market share, price reductions and increased spending on marketing and product development, which could adversely affect the Company's financial condition and operating results. However, the Company believes that its business strategy of building marketing relationships with larger partners and expanding the range of its Internet and online offerings may serve to lessen the impact of future competitive pressures on the Company.

EMPLOYEES

As of March 31, 1998, the Company had 131 full-time employees, with 23 employed in sales and marketing; 29 in customer service; 18 in computer operations; 33 in product development; and 28 in general management and contract administration. In addition, there are 19 employees in the operations subject to the proposed spin-off. None of the Company's employees is represented by a labor union, and the Company has never experienced a work stoppage.

GOVERNMENTAL REGULATION

The Company is not subject to direct regulation other than regulation generally applicable to businesses. However, changes in the regulatory environment relating to the telecommunications and media industries could have an effect on the Company's business, including regulatory changes which directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone and cable television companies. The Company cannot predict the impact, if any, future regulation may have on its business.

POTENTIAL SPIN-OFF

In the fourth quarter of 1997, the Board of Directors approved the spin-off of the Company's non-financial assets and operations in a move to focus on its core financial services information-technology business. Under the preliminary plan approved by the Company's Board of Directors, the Company intends to spin-off its online publishing and sports entertainment lines of business. The Company will also dispose of its approximate 56% interest KE, a provider of online databases for the governmental, educational and research markets, and its approximate 15 percent interest in Telebuild, which provides online services and software products to the building and construction industry. The Company had expected to announce detailed plans for the spin-off during the first half of 1998. However, in light of the Company's decision to engage NationsBanc Montgomery Securities LLC to advise the Company in exploring strategic alternatives, the Company will solicit such advice before taking further action related to the potential spin-off. Results of the operations and assets to be disposed of are treated as discontinued operations.

The Company's publishing industry operations encompass the development and operation of online and database services for a variety of publications. The Company, for example, operates Billboard Online, Adweek Online and the Hollywood Reporter for BPI Communications, L.P. Its sports entertainment operations include database and online support for The Links Tour interactive computer golf tournaments under an agreement with Access Software, Inc. Also included is Pure Baseball, an online game designed for fantasy baseball enthusiasts, under an agreement with Reality Sports, Inc.

Telebuild provides architects, engineers and construction professionals access to business-related information and services via the Internet and enables municipal building departments to provide access to their information on the Internet. Telebuild's Online Permits service allows tracking and researching the building permits process from any personal computer without having to visit the municipal building departments. Its AIAOnline service, in conjunction with the American Institute for Architects, provides architects with content and services to assist them with their daily professional lives.

KE provides multiple databases combining proprietary information on ongoing research, emerging technologies and new invention abstracts with third-party databases. The Company's customers are typically decision-makers for research and invention sources seeking to supplement their research and development or product pipelines, and researchers and scientists in search of partners or sponsors.

FACILITIES

The Company's principal executive offices, as well as its principal marketing, computer operations and product development activities, are located in leased facilities in Houston, Texas, consisting of a total of approximately 54,108 square feet. The current monthly rental for this facility is approximately $53,000. The lease expires in 2007. The Company believes that its facilities are adequate for its present needs and that suitable space will be available to accommodate its anticipated future needs. The Company has a 5 year option for 15,769 square feet of contiguous office space.

LITIGATION

In 1997, Gregory Reagan filed a suit against the Company in the District Court of Harris County Texas. The plaintiff has asserted a claim under a verbal agreement (the "Omega Agreement") to pay a royalty or finder's fee incident to a reciprocal marketing agreement which Telescan signed with Omega Research, Inc. ("Omega"). Under the Omega Agreement, Omega is given a financial incentive to encourage Omega's customers to subscribe for the Company's current stock market data services. The plaintiff claims a share of the net revenues derived by the Company under the Omega Agreement. By letter dated February 28, 1996, the Company gave notice of cancellation of the Omega Agreement with Gregory Reagan based on the breaches of Reagan's duties under such verbal agreement. The Company has made offers of settlement. The Company maintains that the Omega Agreement was properly canceled. The trial, which was set to begin March 30, 1998, has been postponed and has been rescheduled for June 22, 1998. Reagan recently amended his petition to add a fraud claim to the case with a request for punitive damages. The Company vigorously denies that there is a proper basis for the fraud claim on the merits.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following persons are the directors and executive officers of the Company:


NAME                               POSITION

David L. Brown                     Chairman of the Board and Chief Executive
                                   Officer


Dr. Richard K. Carlin              Vice Chairman of the Board and Chief
                                   Technology Officer

Luiz V. Alvim                      Executive Vice President and Chief Operating
                                   Officer

Ronald Warren                      Chief Financial Officer

Roger C. Wadsworth                 Senior Vice President

Joseph F. Frantz II                Vice President

Daniel C. Hollander                Vice President

Danny E. Hoover                    Vice President

William T. Melton                  Vice President

Jerrold B. Smith                   Vice President

Neil S. Waldman                    Vice President

Dr. Ronald W. Hart                 Director

Burt H. Keenan                     Director

Russell I. Pillar                  Director

William D. Savoy                   Director

Stephen C. Wood                    Director

Each director holds office until the next annual meeting of stockholders or until his successor shall have been elected and qualified. The Compensation Committee and Audit Committee of the Board of Directors are composed of Messrs. Hart, Keenan, Pillar, Savoy and Wood (Chairman).

DAVID L. BROWN, age 57, Chairman of the Board and CEO, has served as a director of the Company since 1989. Mr. Brown is co-author of CYBER-INVESTING: CRACKING WALL STREET WITH YOUR PERSONAL COMPUTER, a book on computerized investing and WALL STREET CITY, a book on investing on the Internet, both published by John Wiley & Sons, Inc. From 1978 to 1986, Mr. Brown was president and from 1992 to 1993, a director of Time Energy Systems, Inc., a public company, which changed its name to ACR Group, Inc. He has served as chairman of the U.S. Science and Technology Commission for the Emerging Leaders Summit Conference series with the USSR. For the past ten years, he has served as a director of the Alliance for Aging Research, based in Washington, D.C. He has also served as chairman of the New Millennium Committee of the Planetary Society, a group based in Pasadena, California, which supports space exploration. He has served as chairman of the Advisory Board of the Southwest Council of Public CEOs and on the boards of several banks and financial institutions. Mr. Brown began his career in the space program at NASA, where he headed the team of engineers who designed the landing gear for the first lunar module. Mr. Brown holds a B.S. degree in mechanical engineering from the University of Pittsburgh and an M.B.A. from the University of Houston.

DR. RICHARD K. CARLIN, age 42, Vice Chairman of the Board and Chief Technology Officer, was one of the founders of Telescan and has served as a director of the Company since 1989. From 1988 to April 1990, Dr. Carlin served as the director of Technology Information Center, a subsidiary of Maxwell Communications, where he managed the development and maintenance of a technology transfer online database. From 1983 to 1988, he was with D.B. Technology, Inc., the predecessor to the Company. From 1981 to 1983, Dr. Carlin was assistant professor at Rockefeller University. Dr. Carlin holds a B.S. degree in biophysical sciences from the University of Houston and a Ph.D. in biochemistry, also from the University of Houston. Dr. Carlin also is co-inventor of the technology for a `multi-provider online communications system' for which the Company received a patent in 1997.

LUIZ V. ALVIM, age 67, was appointed Chief Operating Officer in May 1996. He was named Executive Vice President and "Acting" Chief Operating Officer of Telescan in March 1996, after having served as the Company's Director of Financial Research and Chairman of the International Committee since 1994. From 1975 to 1977 Mr. Alvim was the director of special operations at A. Schulman, Inc. From 1977 through 1987, Mr. Alvim served as president of Intergulf, Inc. In 1987, Mr. Alvim joined Telescan as the Special Assistant to the CEO where he served until 1988 when he joined PanAtlantica SA. as executive vice president and chief operating officer. Mr. Alvim returned to Telescan in 1994. Mr. Alvim holds a Masters degree in civil engineering from the University of Porto in Portugal.

RONALD WARREN, age 51, was appointed Chief Financial Officer of Telescan in October 1996. From 1986 to 1996, Mr. Warren served as vice president and chief financial officer of CogniSeis Development, Inc., a multinational company that developed and sold computer software, hardware and systems to a worldwide customer base. From 1975 to 1985, Mr. Warren held various financial management positions at Sonat Offshore Drilling, Inc., a large international drilling contractor, including treasurer and controller. Mr. Warren holds M.B.A. and B.A. degrees from Hofstra University and is a Certified Public Accountant.

ROGER C. WADSWORTH, age 50, Senior Vice President, has served as a director since 1989. From 1988 to 1990, Mr. Wadsworth served as President of the Company. From 1983 to 1988, Mr. Wadsworth was employed as vice president of Information Management Services, Inc., in Houston, Texas, where he provided management services to investment vehicles such as limited partnerships and joint ventures. From 1979 to 1983, he served as co-owner of D. Russell Smith Associates, a restaurant and tenant finish general contractor. Mr. Wadsworth holds a B.B.A. degree from the University of Houston.

JOSEPH F. FRANTZ II, age 34, Vice President of the Company since May 1995, previously held the positions of Computer Operations Manger, End-User Software Product Manager and Senior Programmer. Mr. Frantz joined the Company in 1987 as a Technical Support Representative. Mr. Frantz holds a B.S. in Applied Mathematics from the University of Houston and a M.S. in Management Computing and Systems from Houston Baptist University. He is co-inventor of the technology for a `multi-provider online communications system' for which the Company received a patent in 1997.

DANIEL C. HOLLANDER, age 41, was appointed Vice President in November 1996. Prior to the appointment, he held the position of Director of Client Services. Before joining the Company in March 1995, Mr. Hollander served as regional technology manager for Ernst & Young and manager of information systems support for Ericsson Radio Systems. Mr. Hollander holds a B.S. in Civil Engineering from Ohio State University.

DANNY E. HOOVER, age 50, Vice President since September 1996, previously held the positions of Manager of Development, Manager of Windows Development and Senior Windows Programmer. Before joining the Company in 1992, Mr. Hoover was employed as operations manager for Praxis Incorporated, a supervisory control automation company in Houston, Texas. Mr. Hoover holds a B.S. in Electrical Engineering from Texas A&M University.

WILLIAM T. MELTON, age 61, Vice President since January 1995, previously held the position of Manager of Project Development. Before joining the Company in October 1993, Mr. Melton served as a project manager with IBM, having previously served in other sales positions as a 30-year employee of that company. Mr. Melton holds both a B.S. in Business Administration and an M.B.A. from the University of Arkansas.

JERROLD B. SMITH, age 45, Vice President since March 1998, has been with the Company since 1995. Mr. Smith previously held the positions of Business Development Manager for Telescan's Internet site, Wall Street City(R), and Technical Support Supervisor. From 1976 to 1986, Mr. Smith was a salesman and ultimately regional vice president of Donmoor, Inc. of New York, a wholesale apparel manufacturer. From 1986 to 1988, Mr. Smith was national sales manager for USOne Apparel, also of New York. Prior to joining the Company, Mr. Smith practiced financial planning and asset management in Houston, Texas. Mr. Smith holds a B.S. in Business Administration from the University of Houston.

NEIL S. WALDMAN, age 41, Vice President since May 1995, previously held the position of Director of Institutional Sales. Before joining the Company in 1993, Mr. Waldman was employed as manager of business development for IDD Information Services, Inc., where he was instrumental in the introduction of three new products for the investment management and brokerage communities. From 1989 to 1991, Mr. Waldman served as vice president of sales and marketing for Vista Computer, Inc., where he directed sales and marketing for the developer of integrated software solutions targeted at international commodities traders. Mr. Waldman holds a B.S. in Business Administration from Northeastern University.

DR. RONALD W. HART, age 56, has been a Distinguished Scientist in Residence for the Food and Drug Administration, Public Health Service, since 1992. From 1980 to 1992, he was the director for the National Center for Toxicological Research, Food and Drug Administration, Public Health Service, Department of Health and Human Services in Jefferson, Arkansas. From 1987 to 1993, Dr. Hart served on the Board of Directors of First Commercial Bank Company of Little Rock, Arkansas. Dr. Hart has received over 30 awards and recognition for his research and administrative accomplishments and is an internationally recognized scientist and science manager holding the position of distinguished professor at a number of universities and colleges, including Cairo University, Cairo, Egypt; Gangzou University, Gangzou, China; and Moscow State University, Moscow, Russia. Dr. Hart also serves as a professor at the University of Arkansas for Medical Sciences and the University of Tennessee Center for Health Sciences. Dr. Hart has published over 500 manuscripts on various topics, including research management and administration and is a fellow of the American College of Toxicology, American Association for the Advancement of Science, and the Gerontology Society of America. Dr. Hart received his B.A. in 1967 from Syracuse University, an M.S. in 1970 and a Ph.D. in 1971 at the University of Illinois, Urbana. Dr. Hart has been a director since 1990.

BURT H. KEENAN, age 59, is Chairman and Chief Executive Officer of Independent Energy Holdings, plc, a London Stock Exchange listed company, which is the largest non-privatized generator/supplier of electricity in the deregulated markets of the United Kingdom. He was appointed to the Board of Directors in 1988. From 1969 to 1986, Mr. Keenan was the founder, Chairman and Chief Executive Officer of Offshore Logistics, Inc., a Nasdaq quoted marine and aviation oil and gas service company. Mr. Keenan is a director of Halter Marine, Inc., an American Stock Exchange listed company engaged in U.S. shipbuilding. He has a bachelors and masters degree from Tulane University and resides in London.

RUSSELL I. PILLAR, age 32, was appointed to the Board of Directors in February 1997. Mr. Pillar joined the Prodigy, Inc. Board of Directors in October 1996 as part of the group which purchased the pioneer online service provider from IBM and Sears, and became president and chief executive officer of its Prodigy Internet operating company subsidiary in September 1997. Since October 1991, Mr. Pillar has served as managing partner of Critical Mass, a private investment firm that provides capital and strategic planning services to companies in the information technology industry. From December 1993 through October 1996, he served as president, chief executive officer and director of Precision Systems, Inc., a publicly traded provider of voice, data and video-based enhanced service communications software. In addition to his service on a number of private corporate boards of directors, Mr. Pillar is a director of Summa Four, Inc. Mr. Pillar graduated Phi Beta Kappa, cum laude from Brown University with an A.B. in East Asian Studies, where he was a Japan Airlines International Scholar, a Harold T. Wilson Award winner and a national finalist in the Rhodes Scholarship Competition.

WILLIAM D. SAVOY, age 33, currently serves as vice president of Vulcan Ventures Incorporated, a venture capital fund wholly-owned by Paul G. Allen, co-founder of Microsoft Company. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc., a company controlled by Mr. Allen, and became its president in 1988. From November 1990 until the present, Mr. Savoy has served as president for Vulcan Northwest Inc., a company which manages the personal financial activities of Mr. Allen. Mr. Savoy serves on the Advisory Board of Dream Works SKG of Los Angeles, California and serves on the Board of Directors of CNET, Inc. of San Francisco, California, Harbinger Company of Atlanta, Georgia, Metricom, Inc. of Los Gatos, California, Ticketmaster Company of Los Angeles, USA Networks, Inc. of St. Petersburg, Florida and U.S. Satellite Broadcasting of Minneapolis, Minnesota. He also represents Mr. Allen in a wide variety of other personal financial transactions. Mr. Savoy holds a B.S. in Computer Science, Accounting and Finance from Atlantic Union College. Mr. Savoy was appointed as a director of the Company in 1993.

STEPHEN C. WOOD, age 46, is currently president and chief executive officer of Wireless Services Company based in Bellevue, Washington. Until May 1996, Mr. Wood was president and CEO of Notable Technologies, L.L.C., which filed for bankruptcy in 1996. From 1993 through 1994, Mr. Wood served as vice president of Information Broadcasting for McCaw Development Company located in Kirkland, Washington. Until February 1993, he was president of Starwave Company, a company he formed in 1991 with Microsoft Company co-founder Paul G. Allen to develop and market data and information products. From 1986 through 1991, Mr. Wood served in several executive positions at Asymetrix Company, a software development and marketing firm founded by Mr. Allen. From 1980 until 1985, Mr. Wood was in charge of building a microcomputer software development organization for Datapoint Company in Austin, Texas, after serving in Research & Development and marketing positions. Mr. Wood began his career in 1976 when he became the sixth employee of Microsoft Company, where he was general manager from 1977 to 1980. Mr. Wood holds a B.S. in Computer Engineering from Case Western Reserve University and an M.S. in Electrical Engineering from Stanford University. Mr. Wood is a member of the Board of Directors of CyberAction Limited, a Bermuda-based company that intends to market online services internationally, including services licensed from Telescan. Mr. Wood was appointed to the Board of Directors in 1992.

EXECUTIVE COMPENSATION

The following table reflects all forms of compensation for services to the Company for the years ended December 31, 1997, 1996 and 1995, of the Chief Executive Officer and the Company's other most highly compensated executive officers who were serving as executive officers at the end of 1997 and who earned more than $100,000 that year. No other executive officers of the Company received compensation which exceeded $100,000 during 1997.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                    ANNUAL COMPENSATION                     COMPENSATION
                          ----------------------------------------     ------------------------
                                                                        SECURITIES UNDERLYING
NAME                      YEAR          SALARY            BONUS                OPTIONS

David L. Brown            1997         $138,425            ---                 31,443
CHIEF EXECUTIVE OFFICER   1996         $124,906            ---                 12,000
                          1995         $107,625            ---                 11,740

Richard K. Carlin         1997         $101,598          $2,911                15,941
CHIEF TECHNOLOGY OFFICER  1996          $89,257            ---                  7,500
                          1995          $78,875            ---                  7,340

Luiz V. Alvim             1997         $105,404            ---                 16,505
CHIEF OPERATING OFFICER   1996          $87,894            ---                 22,000
                          1995          $61,405            ---                  8,000

Neil S. Waldman           1997         $111,755          $6,267                 7,474
VICE PRESIDENT            1996         $103,216            ---                  2,500
                          1995         $117,072            ---                 10,000

DIRECTOR COMPENSATION

The Company does not currently pay any cash directors' fees, but it reimburses expenses incurred by its directors to attend board meetings. Directors who are not officers of the Company were granted stock options on February 1, 1998 for 5,000 shares at an exercise price of $6.44 exercisable until January 31, 2008 for services provided to the Company as directors.

EMPLOYMENT AGREEMENTS

The Company entered into an Employment Agreement with David L. Brown, its Chief Executive Officer, on March 10, 1994 for a term of three years, which automatically extends for successive one-year periods unless either party gives prior written notice of termination of the agreement. The agreement contains noncompetition provisions which restrict Mr. Brown from engaging in a competitive business for a period of twenty-four months after its termination.

STOCK OPTION PLAN

While the Company has been successful in attracting and retaining qualified personnel, the Company believes that its future success will depend in part on its continued ability to attract and retain highly qualified personnel. The Company pays wages and salaries which it believes are competitive, and it has group health and life insurance plans. The Company also believes that equity ownership is an important factor in its ability to attract and retain skilled personnel. In 1990 the Board of Directors of the Company adopted a stock option plan, which was amended in 1994, for employees and directors, and in 1995 the Board of Directors of the Company adopted the 1995 Stock Option Plan (collectively, the "Stock Option Plans").

The purpose of Stock Option Plans is to further the interest of the Company, its subsidiaries and its stockholders by providing incentives in the form of stock options to key employees and directors who contribute materially to the success and profitability of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. Stock Option Plans also assist the Company and its subsidiaries in attracting and retaining key employees and directors. The options granted under the Stock Option Plans may be either Incentive Stock Options, as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory options taxed under Section 83 of the Code. The Stock Option Plans are administered by the Compensation Committee of the Board of Directors, which has the exclusive power to select the participants in the Stock Option Plans, to establish the terms of the options granted to each participant, and to make all determinations necessary or advisable under the Stock Option Plans.

A total of 1,425,000 shares may be optioned and sold under the Stock Option Plans. From inception of each of the Stock Option Plans through December 31, 1997, 1,476,500 options had been granted, 509,496 options had been exercised and 223,920 options had been canceled. An additional 60,000 nonqualified options have been granted to nonemployees. Accordingly, 803,084 options were outstanding as of December 31, 1997.

STOCK OPTIONS

The following tables set forth information relating to the named executive officers with respect to (i) stock options granted in 1997, (ii) the total number of unexercised options through 1997 and (iii) the value of the unexercised in-the-money options. Stock options were exercised by David L. Brown, Chief Executive Officer, during 1997. During 1997, David L. Brown, Chief Executive Officer, exercised 113,738 stock options, including 9,435 shares that had not vested, as to which the Board of Directors gave early dispensation to exercise.

                            OPTION GRANTS IN LAST FISCAL YEAR
                                   (Individual Grants)

                                         PERCENT OF
                                           TOTAL                               POTENTIAL REALIZABLE
                           NUMBER OF      OPTIONS                            VALUE AT ASSUMED ANNUAL
                          SECURITIES     GRANTED TO   EXERCISE                       RATE OF
                          UNDERLYING     EMPLOYEES    PRICE                  STOCK PRICE APPRECIATION
                            OPTIONS      IN FISCAL      PER     EXPIRATION       FOR OPTION TERM
NAME                        GRANTED         YEAR       SHARE       DATE          5%            10%
----                        -------         ----       -----       ----         ---            ---
David L. Brown ..........  19,500(1)        9.6%       $4.75    8/13/2000      $17,504       $37,337
CHIEF EXECUTIVE OFFICER    11,933(2)        5.8%       $5.13    8/13/2000      $ 7,074       $20,602

Richard K. Carlin .......  12,188(1)        6.0%       $4.75    8/13/2000      $10,940       $23,336
CHIEF TECHNOLOGY
OFFICER                     3,753(2)        1.8%       $5.13    8/13/2000      $ 3,081       $ 6,479

Luiz V. Alvim ...........  11,375(1)        5.6%       $4.75    8/13/2000      $10,211       $21,780
CHIEF OPERATING OFFICER     5,130(2)        2.5%       $5.13    8/13/2000      $ 4,212       $ 8,857

Neil S. Waldman .........  5,000(1)         2.4%       $4.75    8/13/2000      $4,488        $ 9,574
VICE PRESIDENT             2,474(2)         1.2%       $5.13    8/13/2000      $2,031        $ 4,271

(1) Options vest 33% annually beginning 12 months after the date of grant.
(2) Options vest immediately upon grant date.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES

                                                       NUMBER OF
                                                      SECURITIES
                                                      UNDERLYING        VALUE OF UNEXERCISED
                                                      UNEXERCISED       IN-THE-MONEY OPTIONS
                                                      OPTIONS AT                 AT
                                                    FISCAL YEAR END        FISCAL YEAR END
                            SHARES                   ____________          ______________
                         ACQUIRED ON     VALUE       EXERCISABLE/           EXERCISABLE/
NAME                       EXERCISE    REALIZED      UNEXERCISABLE          UNEXERCISABLE

David L. Brown             113,738     $513,690      18,000/29,935          ---- /$37,670
CHIEF EXECUTIVE OFFICER

Richard K. Carlin            None        None        78,048/24,733        $337,358/$37,443
CHIEF TECHNOLOGY
OFFICER

Luiz V. Alvim                None        None        27,776/28,729         $31,337/$33,183
CHIEF OPERATING OFFICER

Neil S. Waldman              None        None        13,099/11,875         $16,511/$23,450
VICE PRESIDENT

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the normal course of business some members of the Board of Directors have proposed business alliances with companies with which they are associated. In the opinion of management, each of these transactions or arrangements were entered into on terms as favorable to the Company as could have been obtained in transactions or arrangements with unaffiliated third parties.

VULCAN VENTURES, INCORPORATED

Pursuant to the terms of a May 20, 1992 stock purchase agreement between Vulcan, which is 100% owned by Paul G. Allen, and the Company, Vulcan has the right to designate one director to the Company's Board of Directors for as long as Vulcan (or its affiliate) owns at least 540,000 shares of Common Stock of the Company. In addition, the Company has agreed not to take any corporate action to increase its number of directors without the unanimous written consent of all directors for as long as Vulcan (or its affiliate) owns at least 540,000 shares of Common Stock of the Company.

KNOWLEDGE EXPRESS DATA SYSTEMS, L.C.

KE, of which the Company owns 55.58%, is 30% owned by GRF Interests, Inc. ("GRF"), a company controlled by G. Robert Friedman, a significant stockholder and a former director of the Company. The Company provides computer hardware, programming, systems maintenance, data loading, telecommunications and certain administrative services to KE. The Company charges KE a fixed monthly fee for the use of its systems operations plus 140% of the actual salaries for personnel working on KE services. Non-personnel expenditures are billed at the Company's actual cost. During 1997, the maximum indebtedness of KE to the Company was approximately $490,000, representing the amount due under the service contract and amounts loaned to KE for operating expenses. As of December 31, 1997 KE had no indebtedness to the Company. At March 31, 1998 the Company had a payable to KE of $26,000 for amounts not yet funded for its share of the capital contribution call. For the year ended December 31, 1997, KE had a net loss of $921,000, of which $512,000 was recognized by the Company. For the quarter ended March 31, 1998 KE had a net loss of $110,000 of which the Company recognized $61,000. The operating results of KE have been included in the financial statements as discontinued operations for all periods presented.

TELEBUILD, L.C.

Friedman Interests, a company controlled by G. Robert Friedman, owns 45.42% of Telebuild. The Company and the Brown Family Partnership own 14.168% and 25.44%, respectively of Telebuild. The Brown Family Partnership is owned by David L. Brown, the Company's Chairman and Chief Executive Officer and other members of the Brown family. The Company performs services under contract for Telebuild which consist primarily of the development, maintenance and operation of the Telebuild database system and the provision of office space, equipment and furniture. The Company charges Telebuild for its personnel at a stipulated rate which reflects the full absorption of overhead costs to the Company plus an appropriate profit margin determined by management and approved by the outside directors. Non-personnel expenditures under the agreement are billed at actual cost. For the year ended December 31, 1997, $1,322,000, or 8.8%, of the Company's total revenue was from services provided to Telebuild. Telebuild paid the Company approximately $1,094,000 for these services during 1997. As of December 31, 1997, Telebuild owed the Company $266,000. For the quarter ended March 31, 1998 the Company derived revenue from Telebuild of $340,000, or 11.2% , of total revenue. As of this date Telebuild owed the Company $220,000 with unbilled revenue of $207,000.

CYBERACTION LIMITED

During 1996, the Company entered into a marketing license and revenue sharing agreement with CyberAction Limited. Dr. Ronald W. Hart and Mr. Stephen C. Wood are on the Board of Directors of CyberAction. No royalties were paid to CyberAction in 1997 and none are expected to be paid in 1998.

NOTABLE TECHNOLOGIES, L.L.C.

During 1997, the Company acquired the assets of Notable Technologies, L.L.C. for $100,000 through the issuance of 25,197 shares of restricted stock. Stephen C. Wood, a director of the Company, served as President and Chief Executive Officer of Notable Technologies, L.L.C., which filed for bankruptcy in April 1996.

WIRELESS SERVICES COMPANY

The Company has entered into a service agreement with Wireless Services Company. Stephen C. Wood, a director of the Company, is the Chief Executive Officer of Wireless Services Company. Dr. Ronald W. Hart, also a director of the Company, serves on the Board of Directors for Wireless Services Company. The service became operational during 1997 and the Company does not expect to pay minimum fees or royalties in excess of $60,000 in 1998.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of May 29, 1998, unless otherwise indicated with respect to the number of shares of Common Stock beneficially owned by (1) each director and/or named executive officer individually, (2) all executive officers and directors of the Company as a group, and (3) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock. The number of shares is exclusive of shares allocated to the person's account through the Company's 401(k) plan. Except as noted below, each stockholder has sole voting and investment power with respect to the shares shown.

                                                 NUMBER OF SHARES
OWNERS                                           BENEFICIALLY OWNED  % OF CLASS

David L. Brown ....................................   932,056(1)        8.4

Dr. Richard K. Carlin .............................   245,806(2)        2.2

Luiz V. Alvim .....................................    48,504(3)        0.4

Roger C. Wadsworth ................................   121,953(4)        1.1

Neil S. Waldman ...................................     6,250(5)        0.1

Dr. Ronald W. Hart ................................    49,500(6)        0.4

Burt H. Keenan ....................................    76,500(7)        0.7

William D. Savoy ..................................    44,277(8)        0.4

Stephen C. Wood ...................................    31,100(9)        0.3

Paul G. Allen ..................................... 1,290,000(10)      11.7
Vulcan Ventures Incorporated
        110 110th Avenue  N.E.,
        Suite 685
        Bellevue, WA 98004-5840

G. Robert Friedman ................................ 1,053,919           9.5
        Friedman & Associates
        Five Post Oak Park, Suite 1800
        Houston, Texas 77027

                                                  NUMBER OF SHARES
OWNERS (CONTINUED)                               BENEFICIALLY OWNED  % OF CLASS

Paul F. Glenn .....................................   588,861           5.3
Paul F. Glenn Revocable Trust
    P.O. Box 50310
    Santa Barbara, CA 93108

Lacy J. Harber .................................... 1,500,000          13.5
    Route 2, Box 49Y
    Denison, Texas 75020

WisdomTree Capital Management, Inc. ...............   592,100(11)       5.4
    1633 Broadway, 38th Floor
    New York, New York 10019

All directors and executive officers .............. 1,601,384          14.1
        As a group (16 persons)


(1) Includes 702,818 shares owned by the Brown Family Partnership. David L. Brown has shared voting and investment power in the Brown Family Partnership along with other family members who are not officers and/or directors of the Company. Includes 185,738 shares owned by David L. Brown personally. Also includes options to purchase 26,000 shares which are exercisable within the next sixty days.

(2) Includes options to purchase 30,030 shares which are exercisable within the next sixty days.

(3) Includes options to purchase 46,504 shares which are exercisable within the next sixty days.

(4) Includes options to purchase 12,885 shares which are exercisable within the next sixty days.

(5) Includes options to purchase 6,250 shares which are exercisable within the next sixty days.

(6) Includes options to purchase 20,500 shares which are exercisable within the next sixty days.

(7) Includes options to purchase 55,500 shares which are exercisable within the next sixty days.

(8) Includes options to purchase 14,277 shares which are exercisable within the next sixty days.

(9) Includes options to purchase 25,500 shares which are exercisable within the next sixty days.

(10)    Vulcan is owned 100% by Paul G. Allen.

(11) Pursuant to Schedule 13G filed February 26, 1998, reporting entity is the general partner of WisdomTree Associates, L.P. and the investment manager of WisdomTree Offshore Ltd., and may be deemed to have direct beneficial ownership of each of their shares.

                              SELLING STOCKHOLDERS

The Selling Stockholders are Q Funding, L.P., a limited partnership organized and existing under the laws of the State of Texas, and R2 Funding, Ltd., an Exempted Company organized and existing under the laws of the Cayman
Islands, with their principal places of business located at 301 Commerce Street, Suite 2975, Fort Worth, Texas 76102. Other than as a result of the ownership of the Shares, neither of the Selling Shareholders has had any position, office or other material relationship with the Company within the past three years.

The table below sets forth the names of the Selling Stockholders, the number of shares of Convertible Preferred Stock and Common Stock currently owned beneficially by the Selling Stockholders (all of which are being offered hereby), and the number of shares of Convertible Preferred Stock and Common Stock to be owned by the Selling Stockholders upon completion of the offering if all the Shares are resold. Any or all of the Shares listed below may be offered for sale by the Selling Stockholders from time to time.

                             Convertible Preferred Stock                       Common Stock
                       ---------------------------------------   ---------------------------------------
                                                Amount of            Amount of            Amount of
                          Amount of         Securities to be        Securities          Securities to
                          Securities          Beneficially         Beneficially        be Beneficially
   Selling               Beneficially          Owned After        Owned Prior to         Owned After
 Stockholder               Owned               Offering           Offering (1)            Offering
-----------------      -----------------    ------------------   ------------------    -----------------

Q Funding, L.P.(2).....     60,000                  0                  210,526                0
R2 Funding, Ltd.(2)....     60,000                  0                  210,526                0

(1) Assumes Conversion Price of $7.125, which is 95% of the lowest trade price in the 10 trading day period ending June 11, 1998.

(2) Excludes an aggregate of 52,720 shares of Common Stock held by affiliates of the Selling Stockholders.

                              PLAN OF DISTRIBUTION

The Shares may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees, or other successors in interest. Such sales may be made in an underwritten public offering, on The Nasdaq Stock Market, on any national securities exchange on which the Common Stock is listed or traded, in negotiated transactions or otherwise, at prices when prevailing or related to the then current market price or at negotiated prices. The Shares may be sold directly or through brokers or dealers. The methods by which the Shares may be sold include: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In effecting sales, brokers and dealers engaged by Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such Shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above.

In connection with the distribution of the Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell the Shares short and redeliver the Shares to close out the short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares. The Selling Stockholders may also loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged Shares. In addition to the foregoing, the Selling Stockholders may enter into, from time to time, other types of hedging transactions.

The Selling Stockholders and any broker-dealers participating in the distributions of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any profit on the sale of Shares by the Selling Stockholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Act.

The Shares may also be sold pursuant to Rule 144 under the Act beginning one year after the Shares were issued.

The Company has filed the Registration Statement, of which this Prospectus forms a part, with respect to the sale of the Shares. The Company has agreed to use its best efforts to keep the Registration Statement current and effective for a period commencing on the effective date of the Registration Statement and terminating 24 months after the Registration Statement is declared effective by the Commission. There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered hereunder.

The Company will pay all of the expenses incident to the offering and sale of the Shares, other than commissions, discounts and fees of underwriters, dealers or agents.

                            DESCRIPTION OF SECURITIES

The authorized capital of the Company consists of 15,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, $.01 par value per share. There are 11,071,442 shares of Common Stock and 120,000 shares of preferred stock issued and outstanding as of the date hereof.

COMMON STOCK

The following summary description of the Common Stock of the Company is qualified in its entirety by reference to the Restated Certificate of Incorporation of the Company. Subject to the prior rights of the holders of any shares of preferred stock that may from time to time be issued and outstanding, the holders of shares of Common Stock (i) have equal pro rata rights to dividends from funds legally available for the payment of dividends as, if, and when declared by the Board of Directors, and (ii) are entitled to share pro rata in all assets of the Company available for distribution to holders of Common Stock upon liquidation of the Company. The holders of shares of Common Stock do not have any preemptive subscription or conversion rights and have one vote per share on all matters upon which the stockholders of the Company may vote at all meetings of stockholders. All shares of Common Stock outstanding are fully paid and nonassessable. There are no redemption or sinking fund provisions applicable to the Common Stock.

The holders of the Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of the voting rights of outstanding shares of Common Stock voting for the election of directors can elect all directors they choose to elect, and the holders of the remaining shares will not be able to elect any of the Company's directors.

PREFERRED STOCK

Under the Company's Restated Certificate of Incorporation, the power to designate the relative rights and preferences of the preferred stock, when and if issued, is delegated to the Board of Directors. Such rights and preferences may include liquidation, redemption, dividend and voting rights which are preferential to the rights afforded to the shares of Common Stock. The Board of Directors has the power, without obtaining stockholder approval, to issue preferred stock with rights and preferences that could adversely effect the voting power of the holders of Common Stock and could be used to delay or deter a change in control of the Company. Shares of preferred stock may be issued in multiple series, with different rights and preferences, in the discretion of the Board of Directors.

CONVERTIBLE PREFERRED STOCK

The following summary of the terms and provisions of the Convertible Preferred Stock does not purport to be complete and is qualified in its entirety be reference to the Company's Restated Certificate of Incorporation, which includes the express terms of the Convertible Preferred Stock. The Restated Certificate of Incorporation is filed as an exhibit to this Registration Statement.

DIVIDENDS. Holders of the Convertible Preferred Stock shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of $1.25 per share per annum, payable quarterly on March 31, June 30, September 30 and December 31 of each year, when and as declared by the Board of Directors of the Company, in preference and priority to any payment of any dividend on the Common Stock or any other class or series of stock of the Company. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared. If at any time dividends on the outstanding Convertible Preferred Stock at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Company.

LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of any other class or series of shares, the amount of $25 per share plus any accrued but unpaid dividends.

FORCED CONVERSION. The Company, subject to certain price and registration limitations, at its option may cause all outstanding shares of the Convertible Preferred Stock to be converted into Common Stock at any time beginning 24 months after the date of issuance, on at least 20 days' notice, at the Conversion Price (as hereinafter defined) as of the date specified in such notice (the "Conversion Date").

At least 30 days, but not more than 60 days, prior to the Conversion Date, written notice (the "Conversion Notice") shall be mailed, first class postage prepaid, by the Company to each holder of record of the Convertible Preferred Stock, notifying such holder of the conversion which is to be effected, specifying the Conversion Date and calling upon each such holder to surrender to the Company, in the manner and at the place designated, a certificate or certificates representing the number of shares of Convertible Preferred Stock held by such holder. Subject to limitations set forth below, on or after the Conversion Date, each holder of Convertible Preferred Stock shall surrender to the Company the certificate or certificates representing the shares of Convertible Preferred Stock owned by such holder as of the Conversion Date, in the manner and at the place designated in the Conversion Notice, and thereupon the shares issuable upon such conversion shall be delivered.

If at the Conversion Date the Registration Statement is for any reason no longer effective, then no shares shall be converted and the Conversion Notice shall be deemed to be withdrawn. In such event, any certificates for Convertible Preferred Stock which have been surrendered for conversion shall be returned to the persons surrendering the same; PROVIDED, HOWEVER, that if a holder shall have received shares of Common Stock upon conversion of Convertible Preferred Stock after the Conversion Notice was given but before the Conversion Date, such holder may elect either to retain such Common Stock or rescind such conversion by tendering such shares of Common Stock to the Company. On the third anniversary of the day (the "Closing Date") on which shares of the Convertible Preferred Stock are first issued by the Company (the "Termination Date"), all then outstanding shares of Convertible Preferred Stock shall be automatically converted into Common Stock at the Conversion Price.

OPTIONAL CONVERSION. The holders of the Convertible Preferred Stock shall have optional conversion rights as follows:

        (a) RIGHT TO CONVERT. Each share of Convertible Preferred Stock shall be convertible, at any time at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Liquidation Preference of the Convertible Preferred Stock hereof on the date the notice of conversion is given, by
        (ii) the Conversion Price determined as hereinafter provided in effect on said date.

        (b) MECHANICS OF CONVERSION. To convert shares of Convertible Preferred Stock into shares of Common Stock, the holder shall give written notice to the Company that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Company or of any transfer agent for such shares, or at such other place designated by the Company. The Company shall, immediately upon receipt of such notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on the date the Conversion Notice is given.

        (c) PAYMENTS IN THE EVENT OF NON-CONVERSION. If, at any time, the Company fails for any reason to timely deliver certificates representing such number of shares of Common Stock to which the holder is entitled upon such conversion, then the Company shall pay to such holder $0 per share of such non-converted Convertible Preferred Stock for each calendar day of such non-delivery period on the first day of each week following the date of any such failed delivery. In addition, if (i) the Company fails for any reason to timely deliver shares of Common Stock to the holder upon a conversion of the Convertible Preferred Stock and (ii) after the expiration of three business days, the holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery upon a sale by the holder of the shares of Common Stock (the "Sold Shares") which such holder anticipated receiving upon such conversion, the Company shall pay such holder within two business days following receipt of written notice of a claim (in addition to any other remedies available to the holder) the amount by which (x) such holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares.

        (d) DETERMINATION OF CONVERSION PRICE. The Conversion Price at any date shall be 95% of the lowest trade price (as defined below) of the Common Stock as reported by Nasdaq during a period of ten consecutive trading days immediately preceding such date; PROVIDED, HOWEVER, that two days shall be added to such period each month, commencing on the first day following the date that is six months after the date of the original issuance of the Convertible Preferred Stock, until such period shall have been lengthened to 22 days. The Conversion Price at any date shall not be greater than $8.62 (the "Conversion Cap").

        The "lowest trade price" of the Common Stock on any day shall be the lowest reported sale price of the Common Stock on Nasdaq or any other principal securities price quotation system or market on which prices of the Common Stock are reported. The term "trading day" means a day on which trading is reported on the principal quotation system or market on which prices of the Common Stock are reported.

        If, during any period of consecutive trading days provided for above, the Company shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Price and the Conversion Cap shall be proportionately decreased or increased, as appropriate, to give effect to such event.

        (e) DISTRIBUTIONS. If the Company shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company or any of its subsidiaries other than additional shares of Common Stock, then in each such event provision shall be made so that the holders of Convertible Preferred Stock shall receive, at the same time as the holders of Common Stock, the securities of the Company which they would have received had they been the owners on such record date of the number of shares of Common Stock issuable to them upon conversion on such record date.

        (f) NOTICE OF RECORD DATE. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Convertible Preferred Stock at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

        (g) ISSUE TAXES. The Company shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Convertible Preferred Stock pursuant hereto; PROVIDED, HOWEVER, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

        (h) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Convertible Preferred Stock, subject to the limitation set forth in Subsection (l) below, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

        (i) FRACTIONAL SHARES. No fractional shares shall be issued upon the conversion of any share or shares of Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. The Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion.

        (j) NOTICES. Any notice required by the provisions of this Section to be given to the holders of shares of Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Company.

        (k) REORGANIZATION OR MERGER.

               (i) Subject to clause (ii) below, in case of any reorganization or any reclassification of the capital stock of the Company or any consolidation or merger of the Company with or into any other company or companies or a sale of all or substantially all of the assets of the Company to any other person, the holders of Convertible Preferred Stock shall thereafter have the right to receive upon conversion of their Convertible Preferred Stock shares such stock securities or other assets which the holder would have been entitled to receive in such transaction had the Convertible Preferred Stock been converted immediately prior to such transaction.

               (ii) In case of any reorganization or any reclassification of the capital stock of the Company or any consolidation or merger of the Company with or into any other company or companies or a sale of all or substantially all of the assets of the Company to any other person, and where all, or a part, of the consideration paid in connection with any such event to the holders of Common Stock consists of common stock of the surviving company, such surviving company shall establish, as of the effective time of any such event, a new series or class of preferred securities having terms essentially identical to those of the Convertible Preferred Stock so as to carry out fully the terms of these reorganization provisions; PROVIDED, HOWEVER, that (A) the Conversion Cap shall be set at an amount equal to the Conversion Cap in effect immediately prior to the effective time of such event multiplied by the appropriate exchange ratio or conversion factor established in connection with such event (subject to clause (C) below, the "Exchange Ratio"), (B) if there shall be a conversion on a date sooner than ten trading days after such event, the Conversion Price shall be determined as set forth above except that, in the case of trading days prior to the effective time of any such event, the trade price of the Common Stock shall be multiplied by the Exchange Ratio and (C) if only part of such consideration paid in connection with such event consists of such common stock, the Exchange Ratio shall be appropriately adjusted by the Board of Directors of the Company, acting in good faith. The Company shall not effect any transaction described in these reorganization provisions unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of the Company under this Certificate of Designation including these reorganization provision.

               (iii) Notwithstanding clauses (i) and (ii) above, in case of any consolidation or merger of the Company with or into any other company or companies or a sale of all or substantially all of the assets of the Company to any other person, the Company may, at its option, redeem the shares of Convertible Preferred Stock, in whole and not in part, on the date of the consolidation or merger of the Company with or into any other company or companies or a sale of all or substantially all of the assets of the Company to any other person (the "Redemption Date"). In any such case, the redemption price (the "Redemption Price") shall be an amount in cash such that the holders of the Convertible Preferred Stock shall have received, through the Redemption Date, a compounded internal rate of return on their investment in the Convertible Preferred Stock of 20% per annum (using quarterly compounding and including any dividends paid). Such Redemption Price shall be payable on the Redemption Date.

       (l) RESTRICTED NUMBER OF CONVERSION SHARES. The Company shall not be obligated to issue, in the aggregate, shares of Common Stock upon conversion of the Convertible Preferred Stock if issuance of such shares would (i) constitute a breach of the Company's obligations under its agreements with the NASD or Nasdaq or the rules of such organizations or
       (ii) cause the Company to exceed the number of shares authorized in its charter or articles of incorporation. If further issuances of shares of Common Stock upon redemption of the Convertible Preferred Stock would cause the Company to exceed either of the limitations specified in clauses (i) and (ii) above, then so long thereafter as such limitation shall continue to be applicable and any shares of Convertible Preferred Stock are submitted for conversion, such shares shall receive in cash an amount equal to the current value of the Common Stock which such shares would otherwise be entitled to receive upon conversion, in lieu of the Common Stock such shares would otherwise be entitled to receive upon conversion, and such shares will be deemed canceled. Such maximum number of shares of Common Stock shall be proportionately and equitably adjusted in the event of stock splits, stock dividends, reverse stock splits, reclassifications or other such events, in such manner as the Board of Directors of the Company shall reasonably determine. The Company shall, at any time upon the oral or written request of any holder, forthwith inform such holder, orally or in writing, of the highest Common Stock trade price at which any cash payment under this paragraph (l) would then be required.

LIMITATION ON CONVERSION. The Convertible Preferred Stock shall not be convertible by a holder or the Company or at the Termination Date to the extent (but only to the extent) that, if so converted the holder would beneficially own in excess of 4.9% of the then outstanding shares of Common Stock of the Company. To the extent this limitation applies, the determination of whether any particular shares of Convertible Preferred Stock shall be convertible shall be in the sole discretion of the holder thereof and submission of the Convertible Preferred Stock for conversion shall be deemed to be the holder's determination of whether such Convertible Preferred Stock is convertible, subject to such aggregate percentage limitation. No prior inability to convert Convertible Preferred Stock shall have any effect on the applicability of its provisions with respect to any subsequent determination of convertibility. For the purposes of the above limitation, beneficial ownership and all calculations including, without limitation, with respect to calculations of percentage ownership, shall be determined in accordance with Section 13(d) of the Exchange Act. Notwithstanding the foregoing, each holder shall have the right to waive such restriction upon 90 days' prior notice to the Company. No transferee of Convertible Preferred Stock shall be bound by such restriction unless the transferee expressly so agrees.

VOTING RIGHTS. In connection with any right to vote, each holder of Convertible Preferred Stock will have one vote for each share held. Any shares of Convertible Preferred Stock held by the Company or any entity controlled by the Company shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

So long as at least 20,000 shares of the Convertible Preferred Stock shall remain outstanding, whenever (i) dividends on the Convertible Preferred Stock shall be in arrears in an amount equal to at least two quarterly dividends (whether or not consecutive), (ii) the Company shall not have timely paid to the holders of the Convertible Preferred Stock up to 1% of the Conversion Price thereof for each 15 day period a registration statement covering the Convertible Preferred Stock and the Common Stock into which it shall be convertible and certain other registrable securities is not available for use by the holders, all as specified in the investment agreement pursuant to which the Convertible Preferred Stock was issued on the Closing Date, (iii) the Company, for five consecutive trading days, shall not have sufficient shares of Common Stock authorized and reserved for issuance to cover the number of shares of Common Stock into which the Convertible Preferred Stock shall then be convertible hereunder, then, in the case of any of the events specified in the foregoing clauses (i) through (iii), (A) the number of members of the Board of Directors of the Company shall be increased to create such number of vacancies as may be required to permit the holders of Convertible Preferred Stock to elect forthwith one member of the Board of Directors, or such other appropriate action shall be taken to permit such election, effective as of the time of election of such director as hereinafter provided and (B) the holders of the Convertible Preferred Stock (voting separately as a class) will have the exclusive right to vote for and elect such additional director of the Company at any meeting of stockholders of the Company at which directors are to be elected held during the period the defaults specified in clauses (i), (ii) and (iii) above continue and remain uncured. The right of the holders of the Convertible Preferred Stock to vote for such additional director shall terminate when the applicable defaults specified in clauses (i), (ii) and (iii) above shall be cured. The term of office of the director so elected shall terminate immediately upon the termination of the right of the holders of the Convertible Preferred Stock to vote for such additional director.

The holders of the Convertible Preferred Stock, voting separately as a class, shall have the right to remove without cause at any time and replace any director such holders shall have elected pursuant to the above paragraph.

                                  LEGAL MATTERS

The validity of the issuance of the Shares offered hereby has been passed upon by Liddell, Sapp, Zivley, Hill and LaBoon, L.L.P.

                                     EXPERTS

The consolidated financial statements of the Company as of December 31, 1997, and for each of the years in the three-year period ended December 31, 1997 have been audited by Hein + Associates LLP, independent certified public accountants, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports upon the authority of such firm as experts in accounting and auditing.

                        INDEX TO FINANCIAL STATEMENTS

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS:
      Consolidated Balance Sheets as of December 31, 1997 and
        March 31, 1998 ..................................................   F-2
      Consolidated Statements of Operations for the Three Months Ended
        March 31, 1997 and 1998 .........................................   F-3
      Consolidated Statements of Cash Flows for the Three Months Ended
        March 31, 1997 and 1998 .........................................   F-4
      Notes to Consolidated Financial Statements ........................   F-5

AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
      Report of Independent Public Accountants ..........................   F-6
      Consolidated Balance Sheets as of December 31, 1996 and 1997 ......   F-7
      Consolidated Statements of Operations for the Years Ended
        December 31, 1995, 1996 and 1997 ................................   F-8
      Consolidated Statements of Changes in Stockholders' Equity for the
        Years Ended December 31, 1995, 1996 and 1997 ....................   F-9
      Consolidated Statements of Cash Flows for the Years Ended
        December 31, 1995, 1996 and 1997 ................................   F-10
      Notes to Consolidated Financial Statements ........................   F-11

                         TELESCAN, INC. AND SUBSIDIARY
                      CONDENSED CONSOLIDATED BALANCE SHEET
                    (in thousands, except per share amounts)

                                                        MARCH 31,   DECEMBER 31,
                                                          1998         1997
                                                        --------     --------
                                                       (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ..........................  $    315     $  1,090
  Accounts receivable, net ...........................     1,487        1,650
  Receivables from affiliates ........................       220          155
  Prepaid expenses ...................................       454          455
  Inventory ..........................................        68           77
  Other current assets ...............................       299          198
  Discontinued operations ............................       234          164
                                                        --------     --------
    TOTAL CURRENT ASSETS .............................     3,077        3,789

Property and equipment, net ..........................     1,764        2,048
Software development costs, net ......................     4,794        4,469
Software technology rights, net ......................       250          176
Capitalized data costs, net ..........................       223          252
Other assets, net ....................................        63           68
Discontinued operations ..............................     1,413        1,457
                                                        --------     --------
  TOTAL ASSETS .......................................  $ 11,584     $ 12,259
                                                        ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable ...................................  $  2,252     $  2,021
  Accrued liabilities ................................       410          402
  Accrual for phase out costs of discontinued
    operations .......................................         6           20
  Current portion of long-term debt and capital
    lease obligations ................................       438          447
  Amounts due to stockholders and affiliates .........      --            154
                                                        --------     --------
    TOTAL CURRENT LIABILITIES ........................     3,106        3,044

Long-term debt .......................................       112          152
Capital lease obligations ............................       241          314

CONTINGENCIES (NOTE 2) ...............................      --           --

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 10,000,000
    shares authorized; none issued ...................      --           --
  Common stock; $.01 par value; 15,000,000 shares
    authorized; 11,044,568 and 10,924,382 shares
    issued and outstanding in 1998 and 1997,
    respectively .....................................       110          109
  Additional paid-in capital .........................    18,206       17,972
  Accumulated deficit ................................   (10,191)      (9,332)
                                                        --------     --------
    TOTAL STOCKHOLDERS' EQUITY .......................     8,125        8,749
                                                        --------     --------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .......  $ 11,584     $ 12,259
                                                        ========     ========

   The accompanying notes are an integral part of these financial statements.

                         TELESCAN, INC. AND SUBSIDIARY
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                            QUARTER ENDED
                                                               MARCH 31,
                                                         ----------------------
                                                           1998          1997
                                                         --------      --------
REVENUE:
  Service ..........................................     $  2,444      $  2,985
  Products .........................................          238           332
  Contract revenue earned from affiliates ..........          350           309
                                                         --------      --------
    Total revenue ..................................        3,032         3,626

COSTS AND EXPENSES:
  Cost of service ..................................        1,906         1,739
  Cost of products .................................          100           178
  Selling and marketing expenses ...................          571           499
  General and administrative expenses ..............        1,245           967
  Interest expense .................................           22            22
                                                         --------      --------
    TOTAL COSTS AND EXPENSES .......................        3,844         3,405

INCOME (LOSS) FROM:
  Continuing operations ............................         (812)          221
  Discontinued operations...........................         --            (207)
  Provision for operating losses during phase out...          (46)         --
                                                         --------      --------
NET INCOME (LOSS) ..................................     $   (858)     $     14
                                                         ========      ========
INCOME (LOSS) PER SHARE:
  Income (loss) from continuing operations
   per common share:
    Basic ..........................................        (0.07)         0.02
    Diluted ........................................        (0.07)         0.02
    Income (loss) from discontinued operations
     per common share:
    Basic ..........................................         0.00         (0.02)
    Diluted ........................................         0.00         (0.02)
    Net income (loss):
    Basic ..........................................        (0.08)         --
    Diluted ........................................        (0.08)         --

Weighted average shares - basic ....................       10,939        10,735
Dilutive effect of options .........................         --             196
                                                         --------      --------
Adjusted weighted average shares - diluted .........       10,939        10,931

   The accompanying notes are an integral part of these financial statements.

                         TELESCAN, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                              THREE MONTHS ENDED
                                                              ------------------
                                                                1998      1997
                                                               -------    -----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ..........................................   $  (858)   $  14
  Adjustments to reconcile net income (loss) to
   net cash provided (used) by operating activities:
    Accrued loss on discontinued operations ................       (14)    --
    Depreciation and amortization ..........................       566      474
    Provision for doubtful accounts ........................         6       10
Changes in assets and liabilities
  Receivables and advances .................................        92      148
  Other current assets .....................................       (91)      10
  Accounts payable .........................................       231       47
  Other current liabilities ................................         7      (15)
  Discontinued operations ..................................       (26)    (196)
                                                               -------    -----
    NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES .......       (87)     492

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment ......................       (15)      21
  Additions to software development costs ..................      (631)    (483)
  Additions to capitalized data costs ......................      --         (4)
  Other ....................................................      --         (4)
                                                               -------    -----
    NET CASH USED BY INVESTING ACTIVITIES ..................      (646)    (470)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuances of common stock ..................       235       22
  Proceeds from notes payable ..............................      --         40
  Payments to stockholder ..................................      (154)    --
  Payments on notes payable and capital lease obligations ..      (123)    (103)
                                                               -------    -----
    NET CASH PROVIDED BY FINANCING ACTIVITIES ..............       (42)     (41)

DECREASE IN CASH AND CASH EQUIVALENTS ......................      (775)     (19)

CASH AND CASH EQUIVALENTS:
  Beginning of period ......................................     1,090      667
                                                               -------    -----
  End of period ............................................   $   315    $ 648
                                                               =======    =====

   The accompanying notes are an integral part of these financial statements.

1. Basis of Presentation

The consolidated financial statements reflect the accounts of Telescan, Inc. and its majority owned subsidiary ("Telescan" or the "Company"), and the effect of discontinued operations. The Company's consolidated statements of operations, which include the results of Knowledge Express Data Systems, L.C. ("KE"), have been adjusted to reflect KE in discontinued operations. The discontinued operations also include Computer Sports Network, entertainment, advertising and other non-financial operations.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X for interim financial statements required to be filed with the Securities and Exchange Commission and do not include all information and footnotes required by generally accepted accounting principles. However, in the opinion of management, the information furnished reflects all adjustments, consisting of normal recurring adjustments, which are necessary to make a fair presentation of financial position and operating results for the interim periods.

Amounts in the March 31, 1997 condensed consolidated financial statements have been reclassified whenever necessary to conform with the current period's presentation.

The accompanying condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 1997. The results of operations for the three-month period ended March 31, 1998, are not necessarily indicative of the results to be expected for the full year.

2. Contingencies

In 1997, Gregory Reagan filed a suit against the Company in the District Court of Harris County Texas. The plaintiff has asserted a claim under a verbal agreement to pay a royalty or finder's fee incident to a reciprocal marketing agreement which Telescan signed with Omega Research, Inc. ("Omega Research"). Under the Omega Agreement, Omega is given a financial incentive to encourage Omega's customers to subscribe for Telescan's current stock market data services. The plaintiff claims a share of the net revenues derived by Telescan under the Omega Agreement. By letter dated February 28, 1996, Telescan gave notice of cancellation of the verbal agreement with Gregory Reagan based on the breaches of Reagan's duties under such verbal agreement. Telescan has made offers of settlement. Telescan maintains that the verbal agreement was properly canceled. The trial, which was set to begin March 30, 1998, has been postponed and has been rescheduled for June 22, 1998. Reagan recently amended his petition to add a fraud claim to the case with a request for punitive damages. Telescan vigorously denies that there is a proper basis for the fraud claim on the merits.

3. Convertible Preferred Stock

In May 1998 the Company issued 120,000 shares of Convertible Preferred Stock. The shares are convertible into Common Stock at any time through May 15, 2001 at 95% of the lowest trade price as reported by Nasdaq for 10 days prior to the conversion date. Two days will be added to this lookback period each month after November 15, 1998 until the time period is lengthened to 22 days. Upon issuance of the Convertible Preferred Stock, an imputed dividend will be reflected based upon the discounted conversion feature. Such dividend totaling approximately $44,000 will be deducted from earnings available to common stockholders.


4. New Accounting Pronouncement

In the first quarter of 1998, the Company adopted SFAS No. 130 (Reporting Comprehensive Income). The adoption did not have a material impact between Income as presented and comprehensive net income under SFAS No. 130.

                         INDEPENDENT AUDITOR'S REPORT

BOARD OF DIRECTORS AND STOCKHOLDERS
TELESCAN, INC.
HOUSTON, TEXAS

We have audited the accompanying consolidated balance sheets of Telescan, Inc. and subsidiary as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telescan, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

HEIN + ASSOCIATES LLP
Houston, Texas
February 24, 1998

                         TELESCAN, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                               YEARS ENDED
                                                               DECEMBER 31,
                                                           ---------------------
                                                             1997        1996
                                                           --------    --------
ASSETS
Current Assets:
  Cash and cash equivalents ............................   $  1,090    $    667
  Accounts receivable, net of allowance of $105
   and $86, respectively ...............................      1,650       1,791
  Receivable from affiliates ...........................        155         342
  Prepaid expenses .....................................        455         360
  Inventory ............................................         77         101
  Other current assets .................................        198         181
  Discontinued operations ..............................        164        --
                                                           --------    --------
    TOTAL CURRENT ASSETS ...............................      3,789       3,442

Property and equipment, net of accumulated
 depreciation of $3,121 and $2,319, respectively .......      2,048       2,448
Software development costs, net ........................      4,469       3,248
Software technology rights, net ........................        176         246
Capitalized data costs, net ............................        252         377
Other assets ...........................................         68          82
Discontinued operations ................................      1,457       1,565
                                                           --------    --------
  TOTAL ASSETS .........................................   $ 12,259    $ 11,408
                                                           ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable .....................................   $  2,021    $  1,892
  Accrued liabilities ..................................        402         434
  Accrual for phase out costs on discontinued operations         20        --
  Current portion of long-term debt and capital
   lease obligations ...................................        447         404
  Amounts due to stockholders and affiliates ...........        154        --
  Discontinued operations ..............................       --           257
                                                           --------    --------
    TOTAL CURRENT LIABILITIES ..........................      3,044       2,987

Long-term debt .........................................        152         237
Capital lease obligations ..............................        314         220

Commitments and contingencies (Note 6 and 10) ..........       --          --

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 10,000,000 shares
   authorized; none issued .............................       --          --
  Common stock, $.01 par value; 15,000,000 shares
  authorized; 10,924,382 and 10,733,114 shares
  issued and outstanding in 1997 and 1996, respectively         109         107
  Additional paid-in capital ...........................     17,972      17,385
  Accumulated deficit ..................................     (9,332)     (9,528)
                                                           --------    --------
    TOTAL STOCKHOLDERS' EQUITY .........................      8,749       7,964
                                                           --------    --------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .........   $ 12,259    $ 11,408
                                                           ========    ========

   The accompanying notes are an integral part of these financial statements.

                         TELESCAN, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                             Years Ended December 31,
                                                         --------------------------------
                                                           1997        1996        1995
                                                         --------    --------    --------
Revenue:
  Service ............................................   $ 12,084    $  9,376    $  8,107
  Products ...........................................      1,504       1,887       2,257
  Contract revenue earned from affiliates ............      1,351         866         571
                                                         --------    --------    --------
    TOTAL REVENUE ....................................     14,939      12,129      10,935

COSTS AND EXPENSES:
  Cost of service ....................................      7,120       6,440       4,877
  Cost of revenue - products .........................        680       1,138       1,160
  Marketing expenses .................................      1,867       2,066       2,447
  General and administrative expenses ................      4,372       4,687       3,714
  Interest expense, net ..............................         90          72          63
                                                         --------    --------    --------
    TOTAL COSTS AND EXPENSES .........................     14,129      14,403      12,261

Income (loss) from:
  Continuing operations ..............................        810      (2,274)     (1,326)
  Discontinued operations ............................       (558)       (660)        112
  Provision for operating losses during phase out ....        (56)       --          --
                                                         --------    --------    --------
Net income (loss) ....................................   $    196    $ (2,934)   $ (1,214)
                                                         ========    ========    ========
Income (loss) per share:
Income (loss) from continuing
 operations per common share:
    Basic ............................................   $   0.08    $  (0.21)   $  (0.14)
    Diluted ..........................................   $   0.07    $  (0.21)   $  (0.14)
  Income (loss) from discontinued
   operations per common share:
    Basic ............................................   $  (0.06)   $  (0.06)   $   0.01
    Diluted ..........................................   $  (0.06)   $  (0.06)   $   0.01
  Net income (loss):
    Basic ............................................   $   0.02    $  (0.28)   $  (0.12)
    Diluted ..........................................   $   0.02    $  (0.28)   $  (0.12)

  Weighted average shares - basic ....................     10,766      10,615       9,777
  Dilutive effect of options .........................        173        --          --
                                                         --------    --------    --------
Adjusted weighted average shares - diluted ...........     10,939      10,615       9,777

   The accompanying notes are an integral part of these financial statements.

                         TELESCAN, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1997, 1996 and 1995
                                 (in thousands)

                                                           COMMON STOCK               ADDITIONAL                          TOTAL
                                                     -------------------------         PAID-IN        ACCUMULATED     STOCKHOLDERS'
                                                      SHARES           AMOUNT          CAPITAL          DEFICIT          EQUITY
                                                     --------         --------        --------         --------         --------
BALANCE - JANUARY 1, 1995 ...................           9,500         $     95        $ 11,307         $ (5,380)        $  6,022
Issuances of common stock under
  stock option plan .........................             280                3             618             --                621
Issuance of common stock for
  acquired business .........................              44             --               232             --                232
Other issuances of common stock .............             428                4           2,355             --              2,359
Other .......................................             (10)            --               (55)            --                (55)
Net loss ....................................            --               --              --             (1,214)          (1,214)
                                                     --------         --------        --------         --------         --------
BALANCE - DECEMBER 31, 1995 .................          10,242              102          14,457           (6,594)           7,965
Issuances of common stock under
  stock option plan .........................              75                1             152             --                153
Other issuance of common stock ..............             416                4           2,776             --              2,780
Net loss ....................................            --               --              --             (2,934)          (2,934)
                                                     --------         --------        --------         --------         --------
BALANCE - DECEMBER 31, 1996 .................          10,733              107          17,385           (9,528)           7,964
Issuances of common stock under
  stock option plan .........................             166                2             478             --                480
Other issuance of common stock ..............              25             --               100             --                100
Other .......................................            --               --                 9             --                  9
Net income ..................................            --               --              --                196              196
                                                     --------         --------        --------         --------         --------
BALANCE - DECEMBER 31, 1997 .................          10,924         $    109        $ 17,972         $ (9,332)        $  8,749
                                                     ========         ========        ========         ========         ========

The accompanying notes are an integral part of these financial statements.

                         TELESCAN, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                   YEARS ENDED DECEMBER 31,
                                                                -----------------------------
                                                                  1997       1996      1995
                                                                -------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ...........................................   $   196    $(2,934)   $(1,214)
  Adjustments to reconcile net income (loss) to net cash
    provided (used) by operating activities:
      Accrued loss on discontinued operations ...............        20       --         --
      Depreciation and amortization .........................     2,021      1,721      1,188
      Gain on the sale of equipment .........................      --         --           (4)
      Provision for doubtful accounts .......................       119         31         22
Changes in assets and liabilities
      Receivables and advances ..............................       209       (711)      (338)
      Other current assets ..................................       (88)       (19)       (69)
      Accounts payable ......................................       129        658        246
      Other current liabilities .............................       (36)       238        188
      Discontinued operations ...............................      (313)       350       (787)
                                                                -------    -------    -------
        Net cash provided (used) by operating activities ....     2,257       (666)      (768)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of equipment ...........................       147       --           32
  Additions to property and equipment .......................      (219)      (743)      (620)
  Additions to software development costs ...................    (2,188)    (1,547)    (1,107)
  Additions to capitalized data costs .......................        (5)       (72)       (73)
  Other .....................................................        (5)       (18)       (10)
                                                                -------    -------    -------
    Net cash used by investing activities ...................    (2,270)    (2,380)    (1,778)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuances of common stock ...................       493      2,683      3,157
  Proceeds from notes payable ...............................       109       --          181
  Advance from stockholder ..................................       154       --         --
  Capital lease obligations .................................       143       --         --
  Payments on notes payable and capital lease obligations ...      (463)      (331)      (277)
                                                                -------    -------    -------
    Net cash provided by financing activities ...............       436      2,352      3,061

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ............       423       (694)       515

CASH AND CASH EQUIVALENTS:
Beginning of year ...........................................       667      1,361        846
                                                                -------    -------    -------
End of year .................................................   $ 1,090    $   667    $ 1,361
                                                                =======    =======    =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for:
    Interest ................................................   $    90    $    73    $    66
                                                                =======    =======    =======
  Common stock issued to purchase software technology rights        100        249       --
  Computer equipment  acquired under long-term capital leases       264        452         75

The accompanying notes are an integral part of these financial statements.

                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION. The consolidated financial statements reflect the accounts of Telescan, Inc. and its majority owned subsidiary ("Telescan" or the "Company"), and the effect of discontinued operations. The Company's consolidated statements of operations which include the results of Knowledge Express Data Systems, L.C. ("KE"), have been adjusted to reflect KE in discontinued operations. The discontinued operations also include Computer Sports Network, entertainment, advertising and other non-financial operations.

NATURE OF BUSINESS. The Company is an industry leader in providing innovative solutions for online technology, data retrieval and Internet services. The Company develops, markets, and operates major online networks serving the financial industry. The Company's products and services, which are based upon its proprietary online operating system and user software, allow its customers to electronically access and analyze information through their personal computer systems either on an online basis or through the Internet.

The Company's primary products are the Telescan system of online and Internet financial databases and software tools, which offer current and historical financial news and information as well as search and analytical tools provided directly by the Company and under private label arrangements with third parties.

SIGNIFICANT ESTIMATES. Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosed amounts of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates. (See
Note 2)

CONCENTRATION OF CREDIT RISK. The Company markets its products to a diverse customer base, and as such does not have any significant concentrations of credit risk. In 1997 American Express accounted for 10.1% of consolidated revenue. The Company maintains deposits in banks which may exceed the amount of federal deposit insurance available. Management believes the potential risk of loss on these accounts is minimal.

INVENTORIES.   Inventories  are  carried  at  the   lower-of-cost  or  market,
determined on the specific identification method.

EQUIPMENT. Equipment is recorded at cost and depreciated over the estimated useful life of the related assets. Equipment under capital lease is amortized over the lease term. Depreciation and amortization expense is determined principally on the straight-line method. The estimated useful lives of the Company's equipment is as follows:

Computer and other equipment  5 years
Furniture and fixtures        7 years
Other                         5 years

SOFTWARE DEVELOPMENT COSTS. Costs incurred in the research, design and development of software are charged to expense until technological feasibility is established, after which remaining software production costs are capitalized and amortized on a product-by-product basis on the straight-line basis over periods of three to five years. Amortization of capitalized software development costs begins when the related product is available for general release to customers. The Company periodically reviews software development costs to assess impairment. Amounts impaired are charged to expense as identified. Amortization of software development costs is included in cost of service in the accompanying statements of operations and totaled $967,000, $653,000, and $319,000 for the years ended December 31, 1997, 1996, and 1995, respectively. Accumulated amortization totaled $2,818,000 and $1,851,000 at December 31, 1997 and 1996, respectively.

SOFTWARE TECHNOLOGY RIGHTS. The Company has acquired rights to certain core software technologies. These rights are recorded at cost and amortized over a period of five years. Amortization of software technology rights is included in cost of service in the accompanying statements of operations and totaled $69,000, $80,000 and $55,000 for the years ended December 31, 1997, 1996, and
1995, respectively. Accumulated amortization totaled $176,000 and $258,000 at December 31, 1997 and 1996, respectively.

CAPITALIZED DATA COSTS. Costs incurred to acquire data are capitalized and amortized on a straight-line basis over three to five years. Capitalized data costs include actual costs to acquire the data plus personnel costs specifically related to loading the purchased data and performing the required programming. Amortization of capitalized data costs is included in cost of service in the accompanying statements of operations and totaled $131,000, $178,000 and $171,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Accumulated amortization totaled $930,000 and $800,000 at December 31, 1997 and 1996, respectively. The Company periodically reviews capitalized data costs to assess impairment. Amounts impaired are charged to expense as identified.

DIRECT-RESPONSE   ADVERTISING  COSTS.  The  Company  expenses  direct-response advertising costs in the period in which the costs are incurred.

GOODWILL. Goodwill totaling $94,000 at December 31, 1997 and at December 31, 1996 represents the cost in excess of the fair value of the net assets of companies acquired and is being amortized on the straight-line basis over periods ranging from ten to fifteen years. Accumulated amortization totaled $52,000 and $44,000 at December 31, 1997 and 1996, respectively. Goodwill amortization totaled approximately $8,000, $8,000 and $8,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

EQUITY INVESTMENTS. The Company accounts for its investments in less than majority-owned entities using the equity method of accounting, provided its ownership is not less than 20 percent. The Company discontinues recognition of losses on such investments once the Company's investment has been reduced to zero, provided the Company is not committed to fund the operations of the joint venture and is not contingently liable for obligations of such joint ventures. The Company accounts for investments in entities in which its ownership is less than 20 percent on the cost method.

REVENUE RECOGNITION. The Company recognizes service revenue when the service is provided. Software license fee revenue is recognized upon contract signing unless significant future obligations remain. In these instances, revenue is not recognized until obligations have been satisfied or are no longer significant. Product revenue is recognized when the product is shipped.

INCOME TAXES. The Company accounts for income taxes on the liability method as prescribed by Statement of Financial Accounting Standards No. 109.

EARNINGS PER SHARE. Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share is calculated under the treasury stock method and reflects the potential dilution that could occur if certain options were exercised.

RECENT ACCOUNTING PRONOUNCEMENTS. The Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". This statement was effective beginning in 1996. The adoption of this pronouncement in 1996 did not have a material impact on the financial statements.

The FASB issued SFAS No. 123, "Accounting for Stock Based Compensation". This statement allows companies to choose to adopt the statement's new rules for accounting for employee stock-based compensation plans. For those companies who choose not to adopt the new rules, the statement requires disclosures as to what earnings per share would have been if the new rules had been adopted. Management adopted the disclosure requirements of this statement in 1996.

The FASB also issued SFAS No. 128, "Earnings Per Share", during February 1997. The new statement, which is effective for financial statements issued after December 31, 1997, including interim periods, establishes standards for computing and presenting earnings per share. The new statement requires retroactive restatement of all prior-period earnings per share data presented. The Company has adopted the new statement and has retroactively restated previously presented earnings per share information. The adoption of this statement had no effect on the financial statements.

The FASB also issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". SFAS No. 130 establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that displays with the same prominence as other financial statements. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise". SFAS No. 131 establishes standards on the way that public companies report financial information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

SFAS Nos. 130 and 131 are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Because of the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, SFAS No. 130 may have on the future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of this standard. The Company has implemented SFAS No. 131 and has restated its prior disclosures to be comparable. The effect of adopting this statement was to segregate the Company's financial and non-financial assets. During 1997, the Company adopted a plan to spin-off the non-financial segment. All non-financial segment information has been disclosed and classified as a discontinued operation (See Note 2).

MAJOR CUSTOMERS. Revenue earned from a private label agreement with American Express amounted to 10.1% and 3.9% for the years ended December 31, 1997 and 1996, respectively. There were no revenues generated from American Express in 1995.

RECLASSIFICATIONS. Amounts in prior years' financial statements have been restated to conform with the current year's presentation. Such restatements had no effect on net income or loss.

1.  SPIN-OFF

In November 1997, the Company adopted a plan to spin-off its non-financial segment of the business. The completion of this transaction is expected by the end of the second quarter 1998. Shareholders will own shares in two publicly traded companies; however, the ratio of shares to be distributed in the new business entity has yet to be determined.

The financial statements represent the historical amounts of the Company restated to show the financial operations of the Company and the non-financial operations as discontinued operations.

Management is not currently able to determine the gain or loss of this transaction. Estimated losses on discontinued operations through June 30, 1998 have been recorded as accrued liabilities. Operating results of discontinued non-financial operations are as follows:

                                 (in thousands)
                            Years Ended December 31,
                       ----------------------------------
                        1997        1996         1995
                       ---------   ----------   ---------
Revenue                $   1,215   $    1,758   $   3,218
Net income (loss)           (595)        (660)        112

Assets and liabilities of the discontinued operations are as follows:

                                                            (in thousands)
                                                        YEARS ENDED DECEMBER 31,
                                                        -----------------------
                                                         1997           1996
                                                        -------        -------
CURRENT ASSETS:
  Cash ...........................................      $    15        $   125
  Accounts receivable, net .......................          349            292
  Inventories ....................................            4              6
  Prepaid expenses ...............................            9              9
  Other current assets ...........................           30             36
                                                        -------        -------
                                                            407            468
NON CURRENT ASSETS:
  Property, plant and equipment at cost ..........          283            327
  Accumulated depreciation .......................         (149)          (149)
  Software development at cost ...................        2,374          2,057
  Accumulated amortization .......................       (1,362)        (1,124)
  Capitalized data at cost .......................          606            610
  Accumulated amortization .......................         (436)          (332)
  Other, net .....................................          158            231
                                                        -------        -------
                                                          1,474          1,620
CURRENT LIABILITIES:
  Accounts payable ...............................         (145)          (561)
  Accrued liabilites .............................          (60)           (11)
  Current installments of obligations
  under capital lease ............................           (2)           (16)
  Amounts due stockholders .......................          (36)          (137)
                                                        -------        -------
                                                           (243)          (725)

Long-term capital lease obligations ..............           (8)           (31)

Minority interest ................................           (9)           (24)
                                                        -------        -------
Net assets .......................................      $ 1,621        $ 1,308
                                                        =======        =======

Other non-current assets include goodwill of $249,000 and $248,000 at December 31, 1997 and 1996 with accumulated amortization of $112,000 and $62,000, respectively.

2.  EQUIPMENT

A summary of property and equipment at December 31, 1997 and 1996 is as follows:

                                                     1997               1996
                                                 -----------        -----------
Computer and other equipment .............       $ 4,611,000        $ 4,216,000
Furniture and fixtures ...................           491,000            485,000
Other ....................................            67,000             66,000
                                                 -----------        -----------
                                                   5,169,000          4,767,000

Accumulated depreciation .................        (3,121,000)        (2,319,000)
                                                 -----------        -----------
                                                 $ 2,048,000        $ 2,448,000
                                                 ===========        ===========

Depreciation and amortization expense was approximately $836,000, $792,000 and $624,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

3.  ACQUISITIONS

In June 1996, the Company purchased the technology rights of Op/Com Partners, Ltd. ("Op/Com") for 38,000 shares of the Company's common stock. The acquisition was accounted for on the purchase method of accounting and the entire purchase price of $249,000, the fair value of the shares issued, was assigned to software technology rights. At the time of the acquisition G. Robert Friedman, a former director, owned 33.9% of Op/Com.

In June 1997, the Company acquired the assets of Notable Technologies, L.L.C. for $100,000. The Company funded this acquisition through the issuance of 25,197 shares of restricted common stock pursuant to Section 4(2) of the Securities Act of 1933. The transaction was accounted for under the purchase method of accounting and assets have been recorded at fair market value. Stephen C. Wood, a director of the Company , is Chief Executive Officer of Notable Technologies.

4.  RELATED PARTY TRANSACTIONS

The Company has receivables from and payables to officers, stockholders, joint ventures and affiliates. The balances are generally due on demand and are non-interest bearing. At December 31, 1997 the net amounts due to officers amounted to $154,000.

The Company has provided computer hardware, programming, systems maintenance, data loading, telecommunications and certain administrative services to KE and Telebuild, L.C. ("Telebuild"), a limited liability company formed in 1990. As of December 31, 1997 and 1996, corresponding amounts due the Company from Telebuild totaled $155,000 and $342,000. Included in other current assets is an additional $111,000 and $111,000 at December 31, 1997 and 1996, respectively, due from Telebuild; however, these will be included in the spin-off (See Note 2). The Company owns 55.58% of KE and 14.168% of Telebuild. GRF Interests, Inc., a company controlled by G. Robert Friedman ("Friedman"), a significant stockholder and previous director of the Company, owns 44.42% of KE. Friedman Interest, Inc., also controlled by Friedman, and the Brown Family Partnership own 45.42% and 25.44%, respectively, of Telebuild. The Brown Family Partnership is owned by David L. Brown, the Company's Chairman and Chief Executive Officer and other members of the Brown family.

Contract service revenue earned from affiliates for the years ended December 31, 1997, 1996 and 1995 is as follows:

                                        1997          1996        1995
                                     -----------   -----------  --------
         Telebuild, L.C...........   $ 1,322,000   $   735,000  $408,000

During 1996, the Company entered into a marketing, license and revenue sharing agreement with CyberAction. Two of the directors of CyberAction are on the board of directors of the Company.

5.  LONG-TERM OBLIGATIONS

CAPITAL LEASES. Future minimum lease payments under capital leases at December 31, 1997 together with the present value of the minimum lease payments, are as follows:

           YEARS ENDING DECEMBER 31,
           -------------------------
                     1998 ...................................         $ 322,000
                     1999 ...................................           235,000
                     2000 ...................................           104,000
                                                                      ---------
Total minimum lease payments ................................           661,000
Amount representing interest ................................           (75,000)
                                                                      ---------
Present value of minimum lease payments .....................           586,000
Current portion capital lease obligations ...................          (272,000)
                                                                      =========
Long-term capital lease obligation ..........................         $ 314,000
                                                                      =========

Computer equipment under capital lease at December 31, 1997 and 1996 totaled $951,000 and $799,000 with related accumulated depreciation of $391,000 and $397,000, respectively.

LINE OF CREDIT. The Company has a $500,000 revolving line of credit with a bank to fund equipment purchases. Borrowings under this line bear interest at Wall Street Prime (8.5% at December 31, 1997), are collateralized by the equipment purchased, and are due in 36 equal monthly installments following the draw. At December 31, 1997 and 1996, $327,000 and $488,000, respectively were outstanding under this equipment line.

Future payments under this equipment line of credit are as follows:

      YEARS ENDING DECEMBER 31,
      -------------------------
               1998 .......................................           $ 175,000
               1999 .......................................             136,000
               2000 .......................................              16,000
                                                                      ---------
                                                                        327,000
Current portion of long-term debt .........................            (175,000)
                                                                      =========
                                                                      $ 152,000
                                                                      =========

OPERATING LEASES. The Company has commitments to lease office space and equipment under non-cancelable operating leases. Rent expense under operating leases totaled $868,000, $621,000 and $420,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Future minimum payments are as follows:


    YEARS ENDING DECEMBER 31,
    -------------------------
              1998 ...........................                 $  921,000
              1999 ...........................                    723,000
              2000 ...........................                    664,000
              2001 ...........................                    399,000
              2002 ...........................                    798,000
           Thereafter ........................                  3,259,000
                                                               ==========
                                                               $6,764,000
                                                               ==========

6.  STOCKHOLDERS' EQUITY

AMERITRADE HOLDING CORPORATION TRANSACTION. In June 1995, the Company entered into a Stock Purchase Agreement with AmeriTrade Holding Corporation (previously named TransTerra Company), whereby AmeriTrade agreed to purchase $5 million of restricted common stock in four equal installments over a nine month period. The number of shares of common stock issued for each installment was calculated based upon the average market price of the common stock over the preceding quarter. In connection with this agreement, the Company granted certain registration rights to AmeriTrade. During 1995, pursuant to the terms of this agreement, 427,998 shares of restricted common stock were issued for total consideration of $2.5 million. An additional 173,459 shares were issued in January 1996 in exchange for the third installment of $1,250,000. In March 1996, 168,337 shares were issued for the final installment of $1,248,614.

In October 1997, AmeriTrade filed a Schedule 13-D with the Securities and Exchange Commission stating that its holdings of the Company's common stock had fallen below 5% (or 529,296 shares).

WARRANTS. During 1995, the Company issued 157,500 shares of common stock upon the exercise of various stock purchase warrants at exercise prices ranging from $1.75 to $3.00 per share. As of December 31, 1995, warrants to acquire 67,500 shares of common stock at an exercise price of $3.00 per share were outstanding. During 1996, warrants were exercised for 36,000 shares and the remaining warrants were canceled.

7.  INCOME TAXES

At December 31, 1997, the Company had net operating loss carryforwards for tax reporting purposes of approximately $13,300,000, which expire in years 2000 through 2012.

Deferred tax assets and liabilities as of December 31, 1997 and 1996 consisted of the following:

                                                         1997           1996
                                                     -----------    -----------
Deferred tax assets -
Net operating loss carryforwards .................   $ 4,990,000    $ 4,630,000
Less:  Valuation allowance .......................    (2,679,000)    (2,388,000)
                                                     -----------    -----------
Deferred tax asset, net ..........................     2,311,000      2,242,000
Deferred tax liability -
Accumulated depreciation and amortization ........    (2,311,000)    (2,242,000)
                                                     -----------    -----------
                                                     $      --      $      --
                                                     ===========    ===========

The valuation allowance increased during 1997 by approximately $291,000.

8.  STOCK OPTION PLAN

The Company's stock option plans (the "Plan") for officers, directors and employees authorizes the grant of options to purchase a maximum of 1,425,000 shares of common stock. The Plan provides for the issuance of incentive stock options or non-statutory stock options, as defined by the Internal Revenue Code. Pursuant to the terms of the Plan, the exercise price of incentive stock options must equal the greater of $1.50 or the fair market value of the Company's common stock on the date of grant. The exercise price of non-statutory options may be any amount equal to or greater than $1.50 per share. Vesting terms vary from immediate at date of grant to four years from date of grant. The Compensation Committee of the Board of Directors determines the vesting period of each grant. Options remaining under the Plan terminating August 13, 2000 and March 22, 2005 totaled 632,874 and 110,210, respectively. Options not exercised prior to the Plan termination date will expire.

Transactions with regard to incentive options issued pursuant to the Plan are as follows:

                                                                  WEIGHTED
                                             TOTAL SHARES       AVERAGE PRICE
                                             UNDER OPTION         PER SHARE
                                            ---------------    ---------------
BALANCE - JANUARY 1, 1995 ...............           718,440    $          3.35
Granted .................................           148,395    $          4.91
Canceled ................................           (39,148)   $          5.27
Exercised ...............................          (122,763)   $          1.67
                                            ---------------    ---------------
BALANCE - DECEMBER 31, 1995 .............           704,924    $          3.87
Granted .................................           190,535    $          7.26
Canceled ................................           (52,998)   $          6.33
Exercised ...............................           (74,812)   $          2.04
                                            ---------------    ---------------
BALANCE - DECEMBER 31, 1996 .............           767,649    $          4.69
Granted .................................           215,347    $          4.85
Canceled ................................           (73,841)   $          6.82
Exercised ...............................          (166,071)   $          3.01
                                            ===============    ===============
BALANCE - DECEMBER 31, 1997 .............           743,084    $          4.94
                                            ===============    ===============

At December 31, 1997, options under the plan to purchase a total of 413,336 shares of common stock were exercisable at prices ranging from $1.50 to $8.44 per share. In addition, as of December 31, 1997 60,000 non-qualified stock options have been issued at option prices ranging from $4.75 to $8.37 per share and 10,000 options were exercisable as of that date. Subsequent to December 31, 1997, additional 149,290 options were granted to employees at an exercise price of $6.44 per share, the market price at the date of grant. Another 50,000 options were granted under a non-qualified stock option agreement at $6.75 per share.

SFAS 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on fair value. Fair value is generally determined under an option pricing model using the criteria set forth in SFAS 123.

The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized in 1997 or 1996 for its stock option plans. Had compensation expense for the Company's stock-based compensation plans been determined based on fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, the Company's net loss and loss per common share would have been increased to the pro forma amounts indicated below:

                                                      1997             1996
                                                 -------------    -------------
Net income (loss)
As reported ................................     $     196,000    $  (2,934,000)
Pro forma ..................................          (450,000)      (3,417,000)
Net income (loss) per common share
As reported ................................     $        0.02    $       (0.28)
Pro forma ..................................             (0.04)           (0.32)

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions; risk free rates of 5.7 to 6.2%; volatility of 66.1%; no assumed dividend yield; and expected lives of 3 years.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses expected to be incurred in connection with the resale of the securities being registered. The expenses shall be paid by the Registrant. The Registrant will pay all expenses of preparing and filing the Registration Statement and amending or supplementing the Registration Statement from time to time. Each Selling Stockholder will be responsible for his own expenses incurred in the offering including legal fees, brokerage commissions, and similar expenses incurred in the distribution of his shares.

--------------------------------------------------------------------------------

Filing Fee for Registration Statement................................. $    885
Printing, Engraving and Mailing Fees..................................    2,500
Legal Fees and Expenses...............................................   20,000
Accounting Fees and Expenses..........................................    5,000
Nasdaq Filing Fees....................................................    1,000
                                                                       --------
    Total............................................................. $ 29,385
                                                                       ========
--------------------------------------------------------------------------------

ITEM 14.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative action, suit or proceeding except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal action or proceeding if, in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action or suit by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue, or matter as to which such person has been adjudged liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers.

In addition, Article V of the Registrant's By-Laws "Indemnification of Directors, Officers, Employees and Other Agents" provides as follows:

        SECTION 1.DEFINITIONS. For the purpose of this Article V, "agent" means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administration or investigative; and "expenses" includes, without limitation, attorneys' fees and any expenses of establishing a right to indemnification under Section 4 of
        Section 5(c) of this Article V.

        SECTION 2. ACTIONS BY THIRD PARTIES. The corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceedings to the fullest extent permitted by the laws of the State of Delaware as they may exist from time to time.

        SECTION 3. ACTION BY OR IN THE RIGHT OF THE CORPORATION. The corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was an agent of the corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action to the fullest extent permitted by the laws of the State of Delaware as they may exist from time to time.

        SECTION 4. ADVANCE OF EXPENSES. Expenses incurred in defending any proceeding shall be advanced by the corporation prior to the final disposition of such proceeding upon receipt of a request therefor and an undertaking by or on behalf of the agent to repay such amount unless it shall be determined ultimately that the agent is not entitled to be indemnified as authorized in this Article V.

        SECTION 5. CONTRACTUAL NATURE. The provisions of this Article V shall be deemed to be a contract between the corporation and each director and officer who serves in such capacity at any time while this Article is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

        SECTION 6. INSURANCE. Upon and in the event of a determination by the board of directors to purchase such insurance, the corporation shall purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against such liability under the provisions of this Article V. All amounts received by an agent under any such policy of insurance shall be applied against, but shall not limit, the amounts to which the agent is entitled pursuant to the foregoing provisions of this Article V.

        SECTION 7. ERISA. To assure indemnification under this provision of all such persons who are or were "fiduciaries" of an employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), the provisions of this Article V shall, except as limited by Section 410 of ERISA, be interpreted as follows: an "other enterprise" shall be deemed to include an employee benefit plan; the corporation shall be deemed to have requested a person to serve as an employee of an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to ERISA shall be deemed "fines"; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in compliance with ERISA and the terms of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

    ITEM 15.

RECENT SALES OF UNREGISTERED SECURITIES

    During the three-year period ended June 11, 1998, the Registrant sold securities in transactions summarized below.

(1) In January 1998, the Company issued non-qualified stock options for 37,500 shares and 12,500 shares to Scott Griffith and E.B. Lyon, III, respectively, at an exercise price of $6.75 per share (the "Options") pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Options are exercisable for five years and were issued as partial consideration for services as non-exclusive financial advisors.

(2) In June 1997, the Registrant issued 25,197 shares of its Common Stock in connection with the purchase of Notable Technologies, L.L.C. for a total of $100,000.

(3) In June 1996, the Registrant issued 38,000 shares of its Common Stock for the purchase of the technology rights of Op/Com Partners, Ltd. The transaction was valued at $249,000.

(4) In June 1995, pursuant to a Stock Purchase Agreement, the Registrant issued shares in installments for an aggregate price of $5,000,000. The first installment totaled 427,998 shares with two additional installments of 173,459 and 168,337 shares.

(5) In 1995 the Registrant issued 157,500 shares upon the exercise of stock purchase warrants at exercise prices ranging from $1.75 to $3.00 per share. Of the total, 103,500 shares were exercised and the remaining warrants were canceled.

ITEM 16.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(1) The following exhibits are filed as part of this Registration Statement.

        EXHIBIT
        NO.         DESCRIPTION OF EXHIBITS

        3.1** Restated Certificate of Incorporation of Registrant. (Incorporated by reference to the Company's Form S-1 dated September 14, 1993 (Registration No.
                    33-52182)).

        3.2** Certificate of Amendment of Restated Certificate of Incorporation of the Registrant. (Incorporated by reference to the Company's Form S-1 dated September 14, 1993 (Registration No. 33-52182)).

        3.3** By-laws of the Registrant. (Incorporated by reference to the Company's Form S-1 dated September 14, 1993 (Registration No. 33-52182)).

        4.1** See Exhibits 3.1 through 3.3 for provisions of the Certificate of Incorporation and By-laws of the Registrant defining rights of holders of common stock of the Registrant. (Incorporated by reference to the Company's Form S-1 dated September 14, 1993 (Registration No. 33-52182).

        4.2** Asset Purchase Agreement dated June 30, 1990, between TIC Software, Inc. and the Registrant which sets forth certain registration rights of TIC Software, Inc. (Incorporated by reference to the Company's Form S-1 dated September 14, 1993 (Registration No. 33-52182)).

        4.3** Exhibits to Asset Purchase Agreement dated June 30, 1990, between TIC Software, Inc. and the Registrant which set forth certain registration rights of TIC Software, Inc. (Incorporated by reference of the Company's Form S-1 dated September 14, 1993 (Registration No. 33-52182)).

        4.4** Assignment of Agreement between Jacob Sobotka, Marvin Deuell, Raymond C. Wicker and the Registrant which sets forth certain registration rights of those parties, effective as of January 1, 1992. (Incorporated by reference to the Company's Form S-1 dated September 14, 1993 (Registration No. 33-52182)).

        4.5** Assignment of General Partnership interest between New World Technologies, a Texas general partnership, and the Registrant which sets forth certain registration rights effective as of January 1, 1992. (Incorporated by reference to the Company's Form S-1 dated September 14, 1993 (Registration No. 33-52182)).

        5*          Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.

        10.1**      Amended Stock Option Plan. (Incorporated by reference to
                    Exhibit 4.1 to the Company's Post-Effective Amendment No. 1 to Form S-8 (File No. 33-63172) as filed with the Commission on February 2, 1994).

        10.2**      1995 Stock Option Plan. (Incorporated by reference to
                    Exhibit 99.1 to the Company's Registration Statement on Form S-8 (File No. 33-94514).

        10.3** Regulations of Telescan (TRC), L.C. effective January 1, 1992 by and between the Registrant and The Radnor-Houston Joint Venture. (Incorporated by reference to the Company's Form S-1 dated September 14, 1993 (Registration No. 33-52182)).

        10.4** First Amendment to Regulations of Knowledge Express, L.C. (formally now Telescan (TRC), L.C.) entered into effective July 23, 1992, by and between the Registrant and The Radnor-Houston Joint Venture. (Incorporated by reference to Amendment No. 1 to the Company's Form S-1 dated January 8, 1993.)

        10.5**      Regulations of Telebuild, L.C. entered into effective
                    July 31, 1992, by and among the Registrant, JST Technology Center, Inc. and Friedman Interests, Inc. (Incorporated by reference to Amendment No. 2 to the Company's Form S-1 dated February 1, 1993).

        10.6** Employment Agreement by and between the Company and David L. Brown dated March 10, 1994. (Incorporated by reference to Post-Effective Amendment No. 1 to the Company's Form S-1 dated August 11, 1994).

        10.7** Office Lease Agreement between the Registrant and Chevron U.S.A., Inc. dated November 8, 1995. (Incorporated by reference to the Company's Form 10-K for the annual period ended December 31, 1995).

        10.8* Preferred Stock Investment Agreement dated May 15, 1998, between Telescan, Inc. and Q Funding, L.P.

        10.9* Preferred Stock Investment Agreement dated May 15, 1998 between Telescan, Inc. and R2 Funding, Ltd.

        11** Statement regarding computation of per share earnings (Incorporated by reference to the Company's Form 10-Q for the quarter ended March 31, 1998).

        21** Subsidiaries of the Registrant (Incorporated by reference to the Company's Form 10-K for the annual period ended December 31, 1997).

        23.1*       Consent of Independent Public Accountants.

        23.2* Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. (as included in the opinion filed as Exhibit 5).

        24.1*       Powers of Attorney.

        ----------- ------------------------------------------------------------
        *           Indicates documents filed herewith.

        ** Indicates documents incorporated by reference from the prior filing indicated.

(2) The following financial statement schedule is filed as part of this Registration Statement:

      Schedule II           Valuation and Qualifying Accounts

Schedules other than those listed above are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 17.

UNDERTAKING

The undersigned registrant hereby undertakes:

A. (1) To file during any period in which offers or sales are being made a post-effective amendment to this Registration Statement:

        (i)to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii)to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii)to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 15, 1998.

                                            TELESCAN, INC.

                                        By:    /s/ DAVID L. BROWN
                                               David L. Brown, Chairman of the
                                               Board and Chief Executive Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

            SIGNATURE                                 TITLE                           DATE
/s/ DAVID L. BROWN                 Chairman of the Board, Chief Executive Officer    June 15, 1998
David L. Brown                     and Director (Principal Executive Officer)

/s/ DR. RICHARD K. CARLIN                 Vice Chairman of the Board,                June 15, 1998
Dr. Richard K. Carlin                  Chief Technology Officer and Director

/s/ RONALD WARREN                  Chief Financial Officer (Principal Financial      June 15, 1998
Ronald Warren                       Officer and Principal Accounting Officer)

/s/ ROGER C. WADSWORTH                 Senior Vice President and Director            June 15, 1998
Roger C. Wadsworth

*                                                   Director                         June 15, 1998
Dr. Ronald W. Hart

*                                                   Director                         June 15, 1998
Burt H. Keenan

*                                                   Director                         June 15, 1998
Russell I. Pillar

*                                                   Director                         June 15, 1998
William D. Savoy

*                                                   Director                         June 15, 1998
Stephen C. Wood

By: /s/ ROGER C. WADSWORTH
        Roger C. Wadsworth
        Attorney-in-fact

                    INDEPENDENT AUDITOR'S REPORT ON SCHEDULE

STOCKHOLDERS AND BOARD OF DIRECTORS
TELESCAN, INC.
HOUSTON, TEXAS

We have audited the financial statements of Telescan, Inc. and subsidiary as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997. Our audits for such years also included the financial statement schedule of Telescan, Inc. and subsidiaries, listed in Item 14-2, for each of the years in the three-year period ended December 31, 1997. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to report on this schedule based on our audits. In our opinion, such a financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth herein.

HEIN + ASSOCIATES LLP
Houston, Texas
February  24, 1998

          TELESCAN, INC. AND SUBSIDIARY
  SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
       (in thousands)

                                                              Deductions:
                                               Additions       Accounts
                                               Charged to      Written
                               Balance at      Costs and      Off Against     Balance at
Description                Beginning of Year   Expenses       Allowance      End of Year

December 31, 1995
Allowance for Doubtful
Accounts ................   $       87           $ 22          $  (41)         $ 68

December 31, 1996
Allowance for Doubtful
Accounts ................           68             31             (13)           86

December 31, 1997
Allowance for Doubtful
Accounts.................   $       86           $ 119         $  (100)        $ 105